Filed Pursuant to Rule 424(b)(2)
Registration No. 333-261476

Product Supplement dated December 29, 2021
(to the Prospectus Supplement dated December 29, 2021
and the Prospectus dated December 29, 2021)
The Bank of Nova Scotia
Senior Note Program, Series A
MARKET-LINKED NOTES, SERIES A
The Bank of Nova Scotia (the “Bank”) may from time to time offer and sell notes linked to one or more of the following (the “Notes”): the common stock, including American depositary receipts (“ADR”), of a particular company (a “Reference Stock”); shares of an exchange-traded fund, which may be referred to as an ETF (a “Reference ETF” and, together with Reference Stock, a “Reference Equity”); an index (a “Reference Index” and, together with a Reference Equity, a “Reference Asset”); or a weighted basket comprised of Reference Equities and/or Reference Indices (a “Basket”). The accompanying prospectus dated December 29, 2021 (the “Prospectus”) and the accompanying prospectus supplement dated December 29, 2021 (the “Prospectus Supplement” and together with the Prospectus, the “Program Prospectus”) describe terms that will apply generally to the Notes, including any Notes you purchase. A separate pricing supplement (the applicable “Pricing Supplement”) will describe the terms that apply specifically to your Notes, including any changes to the terms specified below. If there is any inconsistency between the terms of the Notes described in the Prospectus, the Prospectus Supplement, this Product Supplement (the “Product Supplement”), and the applicable Pricing Supplement, the following hierarchy will govern: first, the applicable Pricing Supplement; second, this Product Supplement; third, the Prospectus Supplement; and last, the Prospectus.
The Notes are senior unsecured debt securities of the Bank linked to the performance of one or more Reference Assets specified in the applicable Pricing Supplement. If your Notes are linked to a Basket, we may refer to the Reference Asset as the “Basket” and each applicable component of the Basket as a “Basket Component”. The payment(s) on your Notes, if any, will be based on the performance of the Reference Asset during the term of your Notes. The Notes are generally designed for investors who are seeking exposure to the Reference Asset and who anticipate that the value of the Reference Asset will increase (or, in the case of bearish Notes, decrease) from its Initial Value to its Final Value. Unless otherwise specified in the applicable Pricing Supplement, investors must be willing to forgo any guaranteed interest payments on the Notes and be willing to accept a return that may be negative, in which case investors will receive less, and possibly significantly less, than the principal amount and could lose all of their investment.
THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY. ANY PAYMENT TO BE MADE ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, DEPENDS ON THE ABILITY OF THE BANK TO SATISFY ITS OBLIGATIONS AS THEY COME DUE. YOU ARE SUBJECT TO A RISK TO ALL OR A PORTION OF YOUR INVESTMENT IN THE NOTES, AS DESCRIBED IN MORE DETAIL BELOW.
The Notes will not be listed on any securities exchange or quotation system, unless otherwise specified in the applicable Pricing Supplement.
You should read this Product Supplement, the applicable Pricing Supplement and the accompanying Program Prospectus carefully before you invest in any of the Notes.
Your investment in the Notes involves certain risks. See “Additional Risk Factors Specific to the Notes” beginning on page PS-6 to read about investment risks relating to the Notes. In addition, see “Risk Factors” beginning on page S-2 of the Prospectus Supplement and page 7 of the Prospectus. Unless otherwise specified in the applicable Pricing Supplement, the principal of the Notes is not protected and you could lose some or all of your investment.
The price at which you purchase the Notes will likely include hedging costs and profits and underwriting commissions that the Bank or its affiliates expect to incur or realize. These amounts will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you will experience an immediate decline in the value of your Notes on the Issue Date.
Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this Product Supplement, the Prospectus Supplement, or the Prospectus.  Any representation to the contrary is a criminal offense.
The Notes will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act (Canada) or by the United States Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
The Bank may sell the Notes directly or through one or more agents or dealers (the “Agents”). The Agents are not required to sell any particular amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this Product Supplement and the Prospectus Supplement and “Plan of Distribution (Conflicts of Interest)” in the Prospectus.
The Bank may use this Product Supplement in the initial sale of any Notes. In addition, Scotia Capital (USA) Inc. (“SCUSA”), other Agents, or any of our or their respective affiliates may use this Product Supplement, the applicable Pricing Supplement or the accompanying Program Prospectus in a market-making or other transaction in any Note after its initial sale. Unless the Bank or an Agent informs the purchaser otherwise in the confirmation of sale or applicable Pricing Supplement, this Product Supplement and the accompanying Program Prospectus are being used in a market-making transaction.
Scotia Capital (USA) Inc.
Product Supplement dated December 29, 2021

TABLE OF CONTENTS
Product Supplement
Prospectus Supplement dated December 29, 2021
Page
About This Prospectus Supplement	S-1
Risk Factors	S-2
Description of the Notes	S-12
Certain Income Tax Consequences	S-34
Certain ERISA Considerations	S-34
Use of Proceeds	S-36
Supplemental Plan of Distribution (Conflicts of Interest)	S-37
Documents to be Filed as Part of the Registration Statement	S-40
Schedule 1 – Special Rate Calculation Terms	S-41
Prospectus dated December 29, 2021
Page
ABOUT THIS PROSPECTUS	1
PRESENTATION OF FINANCIAL INFORMATION	2
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	3
WHERE YOU CAN FIND MORE INFORMATION	5
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	6
RISK FACTORS	7
THE BANK OF NOVA SCOTIA	13
CONSOLIDATED CAPITALIZATION OF THE BANK	15
USE OF PROCEEDS	16
DESCRIPTION OF COMMON SHARES AND PREFERRED SHARES	17
DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER	23
DESCRIPTION OF CERTAIN PROVISIONS RELATING TO THE DEBT SECURITIES WE MAY OFFER	43
LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE	44
UNITED STATES TAXATION	51
CANADIAN TAXATION	65
CERTAIN CONSIDERATIONS FOR ERISA AND OTHER EMPLOYEE BENEFIT PLANS	67
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	69
LIMITATIONS ON ENFORCEMENT OF U.S. LAWS	72
LEGAL MATTERS	72
EXPERTS	72
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	73
PS-i

You should rely only on the information incorporated by reference or provided in this Product Supplement, the Prospectus Supplement and the applicable Pricing Supplement and any other supplement to the Prospectus that we deliver to you (each, an “applicable supplement” and collectively, the “applicable supplements”), and the Prospectus. We have not authorized anyone to provide you with different information. The aforementioned documents do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Notes described in the applicable supplements nor do they constitute an offer to sell or a solicitation of an offer to buy such Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of the Prospectus and any applicable supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.
PS-ii

SUMMARY
In this Product Supplement, references to the “Prospectus” mean the accompanying prospectus, dated December 29, 2021, references to the “Prospectus Supplement” mean the accompanying prospectus supplement, dated December 29, 2021 and references to the “Program Prospectus” mean, together, the Prospectus and Prospectus Supplement. References to the “applicable Pricing Supplement” mean the Pricing Supplement that describes the specific terms of your Notes.
This section is meant as a summary and should be read in conjunction with the accompanying Program Prospectus and the applicable Pricing Supplement to help you understand the Notes. This Product Supplement, together with the accompanying Program Prospectus and the applicable Pricing Supplement, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials relating to the Notes, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials.
The applicable Pricing Supplement will describe the specific terms of your Notes, and the terms described therein modify or supplement those described herein and in the other applicable supplements. The applicable Pricing Supplement may use different defined terms than those used herein to describe the Notes. If there is any inconsistency between the terms of the Notes described in the applicable supplements and the Prospectus, the following hierarchy will govern: first, the applicable Pricing Supplement; second, this Product Supplement; third, the Prospectus Supplement; and last, the Prospectus.
An investment in the Notes entails significant risks. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors Specific to the Notes” herein and “Risk Factors” in the Prospectus Supplement and the Prospectus. Before investing in the Notes, we urge you to consult your investment, legal, tax, accounting and other advisors.
Unless otherwise specified in the applicable supplement:
•	all dollar amounts are expressed in U.S. dollars;
•	“the Bank”, “we”, “us” and “our” mean The Bank of Nova Scotia together, where the context requires, with its subsidiaries; and
•
“you”, “your” and “holder” means a prospective purchaser or a purchaser of Notes, or a beneficial or registered holder of Notes, provided that a reference to “registered holder” means a registered holder of Notes (see “Legal Ownership and Book-Entry Issuance” and “Description of the Debt Securities We May Offer” in the Prospectus and “Global Notes” under the heading “Description of the Notes” in the Prospectus Supplement).

The information in this “Summary” section is qualified by the more detailed information set forth in this Product Supplement, the accompanying Program Prospectus, as well as the applicable Pricing Supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”).
Issue:	Senior Notes, Market Linked Notes, Series A.
Reference Asset or Basket:	As specified in the applicable Pricing Supplement. The Notes may be linked to one or more of the following:
	•	the common stock, including American depositary receipts (“ADR”), of a particular company (a “Reference Stock”);
	•	shares of an exchange-traded fund, which may be referred to as an ETF (a “Reference ETF” and, together with Reference Stock, a “Reference Equity”);
	•	an index (a “Reference Index” and, together with a Reference Equity, a “Reference Asset”); or
	•	a weighted basket comprised of Reference Equities and/or Reference Indices (a “Basket”). The applicable Pricing Supplement will specify the Reference Asset(s) for your Notes

The applicable Pricing Supplement may also specify that the Notes are linked to the “least performing” or “worst performing” Reference Asset, or the “greatest performing” or “best performing” Reference Asset, in which case the specified amounts payable on such Notes will be based on the Reference Asset in a group of Reference Assets with the lowest performance or the highest performance, respectively, calculated as described and measured on the date(s) specified in the applicable Pricing Supplement.

References herein to “the Reference Asset” refer to each or all Reference Assets as the context may require.
Principal Amount:	Unless otherwise specified in the applicable Pricing Supplement, $1,000 per Note.
Minimum Investment:	As specified in the applicable Pricing Supplement.
Denominations:	Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in denominations of $1,000 and integral multiples in excess of $1,000.
Interest Payable; Interest Rate:	None, unless otherwise specified in the applicable Pricing Supplement.
Interest Payment Dates:	If applicable, as specified in the applicable Pricing Supplement.
Contingent Coupon:
If applicable, the applicable Pricing Supplement may specify that the Bank will pay a Contingent Coupon, which will be an amount specified in the applicable Pricing Supplement, payable on the Coupon Payment Dates specified in the applicable Pricing Supplement if and only if the specific condition(s) described in the applicable Pricing Supplement are satisfied.

Contingent Coupon Barrier Value:
If the applicable Pricing Supplement specifies Contingent Coupons, a specified value of the Reference Asset that is less than (or, in the case of bearish Notes, greater than) the Initial Value, equal to a percentage of the Initial Value and set forth in the applicable Pricing Supplement.

Coupon Payment Dates:
If applicable, as specified in the applicable Pricing Supplement. The applicable Pricing Supplement for a Note bearing Contingent Coupons may also refer to Coupon Payment Dates as Contingent Coupon Payment Dates.

Early Redemption (Automatic Call):
If applicable, the applicable Pricing Supplement may specify that the Bank will automatically call the Notes (an “automatic call”) if certain conditions are met (typically, if the Closing Value of the Reference Asset on any of the specified Valuation Dates is equal to or greater than the Call Threshold). If the Notes are subject to an automatic call, the Bank will pay on the applicable Call Payment Date an amount specified in the applicable Pricing Supplement. Following an Early Redemption, no further payments will be made on the Notes.

Call Threshold:
If applicable, one or more specified values of the Reference Asset that may be equal to, greater than and/or less than the Initial Value, equal to a percentage of the Initial Value and set forth in the applicable Pricing Supplement.

Early Redemption (Optional):
If applicable, the applicable Pricing Supplement may specify that the Bank may elect at its sole discretion to call the Notes (in whole but not in part) on specified dates during the term of the Notes. If the Notes are subject to an optional early redemption, the Bank will pay on the applicable Call Payment Date an amount specified in the applicable Pricing Supplement. Following an Early Redemption, no further payments will be made on the Notes.

Call Payment Date:
If applicable, as specified in the applicable Pricing Supplement. The Call Payment Date, which may also be referred to as the “Early Redemption Date”, will be the date on which an Early Redemption occurs.

Payment at Maturity:
If the Notes are not subject to an Early Redemption, as applicable, unless otherwise specified in the applicable Pricing Supplement the payment at maturity for a Note will be based on the performance of the Reference Asset, and will be calculated as follows:

Payment at Maturity in Excess of Principal Amount
If the Final Value is greater than or equal to (or, in the case of bearish Notes, less than or equal to) the Initial Value, then, at maturity, you will receive an amount equal to:
Principal Amount + (Principal Amount × Reference Asset Return)

	(a)	If the applicable Pricing Supplement specifies that a “Participation Rate” is applicable to your Notes, then the payment at maturity will be calculated as follows:
Principal Amount + (Principal Amount × Reference Asset Return × Participation Rate)
	(b)	If the applicable Pricing Supplement specifies that a “Booster Coupon” is applicable to your Notes:
		1.	If the Reference Asset Return is greater than the Booster Percentage, then the payment at maturity will equal:
Principal Amount + (Principal Amount × Reference Asset Return)
		2.	If the Reference Asset Return is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:
Principal Amount + (Principal Amount × Booster Percentage)
	(c)	If the applicable Pricing Supplement specifies that a cap is applicable to your Notes, then the payment at maturity will not exceed the amount set forth in the applicable Pricing Supplement.
	(d)	If the applicable Pricing Supplement specifies that a “Digital Coupon” is applicable to your Notes and the applicable conditions are satisfied, then the payment at maturity will equal:
Principal Amount + (Principal Amount × Digital Coupon)
Payment at Maturity Less Than or Equal to Principal Amount

If the Final Value is less than (or, in the case of bearish Notes, greater than) the Initial Value, then, at maturity, you will receive less than the Principal Amount of your Notes, incurring a loss on your investment of principal. In such case, the payment at maturity will equal:

Principal Amount + (Principal Amount × Reference Asset Return)
	(a)	If the applicable Pricing Supplement specifies that a “Buffer” is applicable to your Notes:
		1.	If the Final Value is greater than or equal to (or, in the case of bearish Notes, less than or equal to) the Buffer Value, then the payment at maturity will equal the Principal Amount of your Notes.
		2.	If the Final Value is less than (or, in the case of bearish Notes, greater than) the Buffer Value, then the payment at maturity will equal:
Principal Amount + [Principal Amount × (Reference Asset Return + Buffer Percentage)]
	(b)	If the applicable Pricing Supplement specifies that a “Barrier” is applicable to your Notes:
		1.	If no Barrier Event has occurred, then the payment at maturity will equal the Principal Amount of your Notes.
		2.	If a Barrier Event has occurred, then the payment at maturity will equal:
Principal Amount + (Principal Amount × Reference Asset Return)
Reference Asset Return:	The difference between the Initial Value and the Final Value, expressed as a percentage of the Initial Value and calculated as follows:
Final Value – Initial Value Initial Value
If your Notes are bearish Notes, the Reference Asset Return will be calculated as follows:

Initial Value – Final Value Initial Value
For the avoidance of doubt, the Reference Asset Return may be a negative value.
Participation Rate:	As specified in the applicable Pricing Supplement, if applicable.
Booster Percentage:
A specified percentage increase (or, in the case of bearish Notes, decrease) in the value of the Reference Asset. The Booster Percentage will be set forth in the applicable Pricing Supplement, if applicable.

Digital Coupon:	A percentage that will be specified in the applicable Pricing Supplement, if applicable.
Buffer Value:
A specified value of the Reference Asset that is less than (or, in the case of bearish Notes, greater than) the Initial Value, equal to a percentage of the Initial Value and set forth in the applicable Pricing Supplement, if applicable.

Buffer Percentage:	A specified percentage that will be set forth in the applicable Pricing Supplement, if applicable. For example, if the Buffer Value is 90% of the Initial Value, the Buffer Percentage will be 10%.
Barrier Value:
A specified value of the Reference Asset that is less than (or, in the case of bearish Notes, greater than) the Initial Value, equal to a percentage of the Initial Value and set forth in the applicable Pricing Supplement, if applicable.

Barrier Event:	Depending upon the terms set forth in the applicable Pricing Supplement, a Barrier Event will occur if:
(i) the Final Value is less than (or, in the case of bearish Notes, greater than) the Initial Value, or
(ii) if the applicable Pricing Supplement specifies that a Barrier Value is applicable to the Notes:
(a)
for Notes subject to Intra-Day Monitoring, at any time during the Monitoring Period, the value of the Reference Asset is less than (or, in the case of bearish Notes, greater than) the Barrier Value, or

(b)
for Notes subject to Close of Trading Day Monitoring, on any trading day during the Monitoring Period, the Closing Value of the Reference Asset is less than (or, in the case of bearish Notes, greater than) the Barrier Value, or

(c) for Notes subject to Final Valuation Date Monitoring, the Final Value is less than (or, in the case of bearish Notes, greater than) the Barrier Value.
Monitoring Period:	As specified in the applicable Pricing Supplement, if applicable.
Closing Value:
Unless otherwise specified in the applicable Pricing Supplement, as described herein under “General Terms of the Notes — Determining the Value of the Reference Asset — Closing Value for a Reference Equity” and “— Closing Value for a Reference Index”.

Initial Value:	As specified in the applicable Pricing Supplement.
Final Value:	Unless otherwise specified in the applicable Pricing Supplement, as described herein under “General Terms of the Notes — Determining the Value of the Reference Asset — Final Value”.
Pricing Date:	As specified in the applicable Pricing Supplement (which may refer to the Pricing Date as the “Trade Date”).
Issue Date:	As specified in the applicable Pricing Supplement.
Valuation Date(s); Final Valuation Date:	The Valuation Date, or if there is more than one Valuation Date, the Valuation Dates and the final Valuation Date (the “Final Valuation Date”), will be specified in the applicable Pricing Supplement and subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” and “— Valuation Dates”. A “Valuation Date” may also be referred to in the applicable Pricing Supplement as an “Observation Date” and, as used in this document, means any date, other than the Pricing Date, on which the value of the Reference Asset is to be determined for purposes of calculating payments to be made on the Notes.

Maturity Date:
As specified in the applicable Pricing Supplement and subject to postponement in the event of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” and “— Maturity Date”.

CUSIP / ISIN:	As specified in the applicable Pricing Supplement.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Legal Ownership and Book-Entry Issuance” in the Prospectus).
Listing:	The Notes will not be listed on any securities exchange or quotation system, unless otherwise specified in the applicable Pricing Supplement.
Calculation Agent:	Scotia Capital Inc., unless otherwise specified in the applicable Pricing Supplement.

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES
An investment in your Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the Prospectus and the Prospectus Supplement. Your Notes are not secured debt and are riskier than ordinary unsecured debt securities. Also, investing in your Notes is not equivalent to investing directly in the applicable Reference Asset. You should carefully consider whether the Notes are suited to your particular circumstances. This Product Supplement should be read together with the accompanying Program Prospectus and the applicable Pricing Supplement. This section describes the most significant risks relating to the terms of the Notes. We urge you to read the following information about these risks, together with the other information herein, the accompanying Program Prospectus and the applicable Pricing Supplement, before investing in the Notes.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Complete Loss of Your Investment.
The Notes do not guarantee any return of principal. If the Notes are not subject to an Early Redemption and, unless otherwise specified in the applicable Pricing Supplement, any amount payable on the Notes at maturity will depend primarily on the Reference Asset Return. Because the value of the Reference Asset will be subject to market fluctuations, the return on your Notes at maturity may be less, and possibly significantly less, than the Principal Amount per Note. If the Final Value is less than (or, in the case of bearish Notes, greater than) the Initial Value (and, in the case of Notes with a buffer, less than (or, in the case of bearish Notes with a buffer, greater than) the Buffer Value) or a Barrier Event has occurred (as applicable), the return on your Notes will be less, and possibly significantly less, than your Principal Amount and you could lose all of your investment in the Notes. This will be the case even if the value of the Reference Asset is greater than (or, in the case of bearish Notes, less than) the Initial Value at certain periods during the term of the Notes. You may lose all or a substantial portion of your investment in the Notes.
The Contingent Repayment of Principal Applies Only at Maturity or Upon an Early Redemption, as Applicable.
If your Notes are not subject to an Early Redemption, as applicable, you will receive the Principal Amount of your Notes at maturity only if, (i) in the case of Notes with a buffer, the Final Value is greater than or equal to (or, in the case of bearish Notes with a buffer, less than or equal to) the Buffer Value and (ii) in the case of Notes with a barrier, a Barrier Event has not occurred. If the Notes are not subject to an Early Redemption, as applicable, and the Final Value is less than (or, in the case of bearish Notes, greater than) the Buffer Value or a Barrier Event has occurred, as applicable, you will receive at maturity less, and possibly significantly less, than your principal and you could lose all of your investment in the Notes.
The Notes Are Not Expected to Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
Unless otherwise specified in the applicable Pricing Supplement, there will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. If the applicable Pricing Supplement specifies potential interest payments, the interest payments may be capped or based on a formula linked to changes in the Reference Asset that results in interest payments equaling zero. The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than that of a conventional, interest-bearing senior debt security of the Bank with the same Maturity Date or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
Contingent Coupons are Not Guaranteed; You May Not Receive Any Contingent Coupons.
If the applicable Pricing Supplement specifies potential Contingent Coupons, you may not necessarily receive Contingent Coupons on the Notes, and thus Contingent Coupons should not be viewed as periodic interest payments. The Bank will determine whether a Contingent Coupon is payable based on the conditions specified in the applicable Pricing Supplement. If such conditions are not satisfied with respect to an applicable Valuation Date, a Contingent Coupon will not be paid on the corresponding Coupon Payment Date. It is possible that the conditions for a Contingent Coupon to be paid will fail to be satisfied on every applicable Valuation Date, in which case the Bank will not pay you any Contingent Coupons during the term of your Notes and you may receive no positive return on the Notes.
A Higher Contingent Coupon or Lower Contingent Coupon Barrier Value May Reflect Greater Expected Volatility of the Reference Asset, and Greater Expected Volatility Generally Indicates an Increased Risk of Loss at Maturity.
With respect to Notes for which the applicable Pricing Supplement specifies potential Contingent Coupons, the Contingent Coupon, Contingent Coupon Barrier Value and other applicable economic terms of the Notes will be based, in part, on the expected volatility of the Reference Asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the value of the Reference Asset over time. The greater the expected volatility of a Reference Asset as of the time the terms of the Notes are determined, the greater the expectation as of such time that the conditions for a Contingent Coupon to become payable will not be satisfied throughout the term of the Notes. All things being equal, this greater expected volatility will generally be reflected in a higher Contingent Coupon than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities and/or a lower Contingent Coupon Barrier Value than those terms on otherwise comparable securities.
The Notes May Be Subject to Early Redemption.
If the Notes are subject to an Early Redemption, you may not be able to reinvest the proceeds in an investment with a comparable return for a similar level of risk. Furthermore, even to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs in doing so.
An Investment in Notes With Contingent Coupon Features or, if Applicable, Early Redemption Features, May Be More Sensitive to Interest Rate Risk Than an Investment in Securities Without Such Feature.
An investment in Notes with a Contingent Coupon feature may bear greater exposure to fluctuations in interest rates than that of securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the Contingent Coupon on the Notes may be less than the amount you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the Contingent Coupon and, if applicable, the Notes are subject to an Early Redemption, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.
Your Potential Payment at Maturity May Be Limited.
The return on the Notes may be limited. Such limit may be as a result of a maximum return (which may be specified in a Pricing Supplement as a maximum percentage return or a maximum payment at maturity) or as a result of a fixed payment at maturity, regardless of any level of appreciation of the Reference Asset (which may be referred to in a Pricing Supplement as a “digital” return). If your Notes are subject to a cap or a “digital” return, or if the Notes provide for a Participation Rate that is less than 100%, they will provide less opportunity to participate in the appreciation (or, in the case of bearish Notes, depreciation) of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation (or, in the case of bearish Notes, depreciation). Accordingly, your return on the Notes may be less than that of a security that provides full participation in the positive (or, in the case of bearish Notes, negative) performance of the Reference Asset.
Owning the Notes Is Not the Same as Hypothetically Owning a Reference Equity or, with respect to a Reference ETF or Reference Index, its Components, or a Security Directly Linked to the Performance of the Reference Asset or any Components.
The return on your Notes will not reflect the return you would realize if you actually owned the Reference Equity or, if the Reference Asset is or contains (in the case of a Basket) an index or ETF, the constituents underlying the Reference Asset (as applicable, the “Reference Asset Constituents”), or a security that provides full participation in the performance of the Reference Asset or any Reference Asset Constituents and held that investment for a similar period because:
•	your Notes may be subject to a cap or “digital” return, or a Participation Rate of less than 100%;
•
unless otherwise specified in the applicable Pricing Supplement, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of any payment on your Notes; and

•	you will not have voting rights or any other rights that a holder of any applicable Reference Asset or Reference Asset Constituent may have.
Your Notes may trade or be valued quite differently from the Reference Asset. Changes in the value of the Reference Asset may not result in comparable changes in the market value of your Notes. Even if the value of the Reference Asset increases (or, in the case of bearish Notes, decreases) from the Initial Value during the term of the Notes, the market value of the Notes prior to maturity or Early Redemption, as applicable, may not increase to the same extent. It is also possible for the market value of the Notes prior to maturity or Early Redemption, as applicable, to decrease while the value of the Reference Asset increases (or, in the case of bearish Notes, decreases).
The Reference Asset Constituents may also be referred to as the “Reference Asset Constituent Stocks” or another term as may be specified in the applicable Pricing Supplement.
You Will Not Have Any Shareholder Rights and Will Have No Right to Receive any Shares of the Reference Equity at Maturity.
Investing in your Notes will not make you a holder of the Reference Equity or any Reference Asset Constituents. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.

The Amount to Be Paid on the Notes Will Not Reflect All Developments Relating to the Reference Asset.
Changes in the value of the Reference Asset during the term of the Notes before the relevant Valuation Date or Valuation Dates, as the case may be, will not be reflected in any amounts payable on the Notes. Any payment on the Notes will be calculated as specified in the applicable Pricing Supplement and generally will be based on the value of the Reference Asset at specified times on specified dates as compared to the Initial Value. Payments on the Notes will not be calculated based on the value of the Reference Asset at any other time. Decreases in the value of a Reference Asset (or increases in the case of bearish Notes) on any applicable date may cause a substantial decline in the return on the Notes. You may lose all or a substantial portion of your investment in the Notes even if the Reference Asset experiences periods of positive performance throughout the term of the Notes.
If a Barrier is Applicable to Your Notes, Any Benefit Provided by the Barrier May Terminate during Any Trading Day in the Applicable Monitoring Period or on the Valuation Date(s).
Unless otherwise specified in the applicable Pricing Supplement, if a Barrier is applicable to your Notes and the applicable value or Closing Value of the Reference Asset during the Monitoring Period or on the Valuation Date(s), as applicable, is less than the Barrier Value, the benefit provided by the Barrier will terminate. Further, if your Notes also specify that intraday monitoring is applicable, the benefit provided by the Barrier will terminate if the value of the Reference Asset at any time during a trading day in the Monitoring Period or on the Valuation Date(s), as applicable, is less than the Barrier Value. If such a Barrier Event occurs, you will be fully exposed to any depreciation in the Final Value of the Reference Asset relative to its Initial Value. As a result, you may receive less than the Principal Amount of your Notes even if the value of the Reference Asset increases above (or, in the case of bearish Notes, decreases below) the Barrier Value or Initial Value at other times during the term of the Notes.
The Calculation Agent Can Postpone the Determination of a Closing Value or the Final Value if a Market Disruption Event Occurs.
The determination of a Closing Value or the Final Value may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on any Valuation Date with respect to the Reference Asset. In no event, however, will any Valuation Date be postponed by more than eight trading days. As a result, if a market disruption event occurs or is continuing on a Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than eight trading days.
If the determination of the value of the Reference Asset for any Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the value of the Reference Asset will be determined by the Calculation Agent. In such an event, the Calculation Agent will estimate the value that would have prevailed in the absence of the market disruption event. See “General Terms of the Notes — Market Disruption Events”.
Non-U.S. Investors May Be Subject to Certain Additional Risks.
Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.
Risks Relating to Characteristics of the Applicable Reference Asset
This section describes risks relating to the general characteristics of Reference Assets to which the Notes may be linked. If your Note is linked to a Basket, these risks also apply to each component of that Basket as the context indicates.
If Your Notes Are Linked to a Basket, Changes in the Value of One or More Basket Components May Be Offset by Changes in the Value of One or More Other Basket Components.
Your Notes may be linked to a Basket. In such a case, a change in the values of one or more Basket Components may not correlate with changes in the values of one or more other Basket Components. The value of one or more Basket Components may increase, while the value of one or more other Basket Components may not increase as much, or may even decrease. The opposite changes may occur in the case of bearish Notes. Therefore, in determining the value of the Basket as of any time, increases (or, in the case of bearish Notes, decreases) in the value of one Basket Component may be moderated, wholly offset, or even reversed by lesser increases or by decreases (or, in the case of bearish Notes, by lesser decreases or by increases) in the value of one or more other Basket Components. If the weightings of the applicable Basket Components are not equal, changes in the value of the Basket Components that are more heavily weighted could have a disproportionately adverse impact upon your Notes.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset.
In the ordinary course of their business, we or our affiliates may have expressed views on expected movements in the Reference Asset or any Reference Asset Constituents, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Reference Asset or any Reference Asset Constituents may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the applicable Reference Asset or any Reference Asset Constituents from multiple sources, including the financial and other information filed by, with respect to a Reference Equity, its issuer or investment advisor, as applicable (the “Reference Asset Issuer”), or with respect to a Reference Index, its sponsor (the “Index Sponsor”), and the respective issuers of any Reference Asset Constituents (the “Reference Asset Constituent Issuers”) with the SEC or any other applicable exchange, regulator or self-regulatory organization, and you should not rely solely on views expressed by us or our affiliates.
We Will Not Hold Any Asset Comprising the Reference Asset for Your Benefit.
The Indenture and the terms governing your Notes contain neither any obligation on us, any Agent or any of our or their respective affiliates to hedge nor any restriction on such parties’ ability to sell, pledge or otherwise convey all or any portion of the securities that may comprise the Reference Asset that such parties may acquire. There can be no assurance that any hedging transaction we, any Agent or any of our or their respective affiliates may undertake with respect to our exposure under the Notes will be successful or will be maintained over the term of the Notes. None of us, any Agent or any of our or their respective affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Equity or any Reference Asset Constituents. Consequently, in the event of bankruptcy, insolvency or liquidation, any of those assets owned will be subject to the claims of creditors generally and will not be available for your benefit specifically.
The Historical Performance of the Reference Asset or any Reference Asset Constituents Should Not Be Taken as an Indication of Their Future Performance.
The amounts payable on the Notes will generally depend on the performance of the Reference Asset. The historical performance of the Reference Asset or any Reference Asset Constituents does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the value of the Reference Asset or any Reference Asset Constituents will rise or fall during the term of the Notes. The value of the Reference Asset and the Reference Asset Constituents will be influenced by complex and interrelated political, economic, financial and other factors.
An Investment in the Notes May Be Subject to Risks Associated with Non-U.S. Securities Markets.
A Reference Asset or any Reference Asset Constituent may be one or more equity securities that have been issued by non-U.S. companies. An investment in Notes linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets.
Further, market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those securities markets. Also, there is generally less publicly available information in the United States about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Securities prices of non-U.S. companies are subject to political, economic, financial and other factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

Additional Risks Relating to Reference Equities
There Are Liquidity Risks Associated with the Reference Equity.
Although the Reference Equity and any Reference Asset Constituents may be listed for trading on a securities exchange, there is no assurance that such active trading market will continue or that there will be liquidity in that trading market.
The Return on the Notes May Be Exposed to Fluctuations in Exchange Rates that Might Affect the Value of the Reference Asset or any Reference Asset Constituents and any Amount Payable on the Notes.
Because a Reference Asset or any Reference Asset Constituent may be one or more equity securities that have been issued by non-U.S. companies or may be an ADR, which is quoted and traded in U.S. dollars, but represents a foreign security that is quoted and traded in a foreign currency and that may trade differently from the ADR, and the Notes are denominated in U.S. dollars, any amount payable on the Notes may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated. These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payments on the Notes. An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens (or, in the case of bearish Notes, weakens) against the currencies in which the relevant securities are denominated, the value of those securities may be adversely affected and the value of the Reference Asset may be adversely affected as well. In turn, this may adversely affect whether any amount is payable on the Notes.
We Do Not Control the Reference Asset Issuer or any Reference Asset Constituent Issuer and We Have Derived Information About the Reference Asset from Publicly Available Information.
Neither we nor any of our affiliates have the ability to control the actions of the Reference Asset Issuer or, unless (and only to the extent that) the Bank or an affiliate is a Reference Asset Constituent Issuer, any Reference Asset Constituent Issuer. Unless otherwise specified in the applicable Pricing Supplement, we have derived information about the Reference Asset Issuer or any Reference Asset Constituent Issuer from publicly available information, without independent verification. We have not conducted any independent review or due diligence of any publicly available information with respect to the Reference Asset Issuer or any Reference Asset Constituent Issuer. You should make your own investigation into the Reference Asset Issuer and any Reference Asset Constituent Issuers represented by the Reference Asset.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent will make certain adjustments for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Equity, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments Relating to a Reference Equity” below. The Calculation Agent will not be required to make an adjustment for every corporate event that may affect the Reference Equity. For example, the Calculation Agent will not make any adjustments for events such as an offering by the relevant issuer, a tender or exchange offer for the issuer’s shares at a premium to its then-current market price by that issuer or a tender or exchange offer for less than all outstanding shares of that issuer by a third party. Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the value of the Reference Equity, and adversely affect the value of your Notes.
Additional Risks Relating to Reference ETFs
There Are Risks Associated with a Reference ETF.
A Reference ETF may be subject to management risk, which is the risk that the investment advisor’s investment strategy may not produce the intended results.
You Will Have No Rights Against the Reference Asset Issuer.
The Notes are not sponsored, endorsed, sold or promoted by the Reference Asset Issuer. No Reference Asset Issuer has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. No Reference Asset Issuer makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the Notes in particular, or the ability of the Reference ETF to track general market performance. No Reference Asset Issuer has an obligation to take our needs or your needs into consideration in determining, composing or calculating the Reference ETF, or in making changes to the Reference ETF. No Reference Asset Issuer is responsible for, and none of them has participated in the determination of, the timing, prices or quantities of the Notes to be issued or in the determination or calculation of the equation by which any amounts payable on the Notes are to be determined. No Reference Asset Issuer has any liability in connection with the administration, marketing or trading of the Notes.

Adjustments to the Reference ETF Could Adversely Affect the Notes.
The Reference Asset Issuer is responsible for calculating and maintaining the Reference ETF. The Reference Asset Issuer can add, delete or substitute the stocks comprising the Reference ETF or make other methodological changes that could change the value of the Reference ETF at any time. If one or more of these events occurs, the calculation of the amounts payable on the Notes may be adjusted to reflect such event or events. Please refer to “General Terms of the Notes — Adjustments to a Reference ETF”. Consequently, any of these actions could adversely affect the market value of, and any amounts payable on, the Notes.
We Cannot Control Actions by the Reference Asset Issuer that May Adjust the Reference Asset in a Way that Could Adversely Affect the Payments on the Notes and Their Market Value, and the Investment Advisor Has No Obligation to Consider Your Interests.
The policies of a Reference Asset Issuer concerning the calculation of the Reference ETF’s net asset value, additions, deletions or substitutions of securities or other investments held by the Reference ETF and the manner in which changes affecting its Target Index (as defined below) are reflected in the Reference ETF, could affect the market price per share of the Reference ETF and, therefore, the market value of, and any amounts payable on, the Notes. Any amounts payable on the Notes and their market value could also be affected if the Reference Asset Issuer changes these policies, for example, by changing the manner in which it calculates the Reference ETF’s net asset value, or if the investment advisor discontinues or suspends calculation or publication of the Reference ETF’s net asset value, in which case it may become difficult to determine the value of your Notes. If events such as these occur or if the Closing Value per share of the Reference ETF is not available on a Valuation Date, the Calculation Agent may determine the Closing Value per share of the Reference ETF on that Valuation Date; as a result, the Calculation Agent would determine the value of the Reference ETF in a manner it considers appropriate.
The Performance of the Reference ETF and the Performance of the Index it Tracks May Vary.
An ETF will, unless otherwise specified in a Pricing Supplement, seek to track the performance of a particular index (a “Target Index”). The performance of the Reference ETF will include certain costs and fees not included in the calculation of the Target Index. The performance of the Reference ETF and the Target Index may also vary due to certain corporate actions and timing variances. In addition, because the shares of the Reference ETF are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Reference Asset may differ from its net asset value per share; shares of the Reference ETF may trade at, above, or below its net asset value per share.
For the foregoing reasons, the performance of the Reference ETF may not match the performance of its Target Index over the same period. Because of this variance, the return on the Notes may not be the same as that of a direct investment in the securities or other measures included in the Target Index or that of a debt security linked to the performance of the Target Index.
Changes that Affect a Target Index Will Affect the Market Value of, and the Amount You Will Receive On, the Notes.
The policies of a sponsor of the Target Index (the “Target Index Sponsor”) concerning the calculation of such index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Target Index and, therefore, could affect the market value of, and any amounts payable on, the Notes. Any amounts payable on the Notes and their market value could also be affected if the Target Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Target Index.
We Have No Affiliation with Any Target Index Sponsor and Will Not Be Responsible for Any Actions Taken by a Target Index Sponsor.
Unless otherwise specified in the applicable Pricing Supplement, no Target Index Sponsor is an affiliate of ours or will be involved in any offerings of the Notes in any way. Consequently, we have no control of the actions of any Target Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust the payment to you at maturity. No Target Index Sponsor has any obligation of any sort with respect to the Notes. Thus, no Target Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from any issuance of the Notes will be delivered to any Target Index Sponsor.

Time Zone Differences Between the Cities Where the Reference Asset Constituents and the Reference ETF Trade May Create Discrepancies in Trading Values.
As a result of the time zone difference, if applicable, between the cities where the Reference Asset Constituents trade and where the shares of the Reference ETF trade, there may be discrepancies between the values of the Reference Asset Constituents and the market value of the Notes. In addition, there may be periods when the foreign securities or commodities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the Reference Asset Constituents remaining unchanged for multiple trading days in the city where the shares of the Reference ETF trade. Conversely, there may be periods in which the applicable foreign securities or commodities markets are open, but the securities market on which the Reference ETF trades is closed.
We and our Affiliates Generally Do Not Have any Affiliation with the Reference Asset Issuer and are not Responsible for its Public Disclosure of Information.
The Reference Asset Issuer advises the Reference ETF on various matters including matters relating to the policies, maintenance and calculations of the Reference ETF. Unless otherwise specified in the applicable Pricing Supplement, we and our affiliates generally are not affiliated with the Reference Asset Issuer in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Reference ETF. The Reference Asset Issuer is not involved in any offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference ETF that might affect the value of the Notes.
Neither we nor any of our affiliates conducted any independent review or due diligence of any publicly available information with respect to a Reference ETF or the Reference Asset Issuer. You, as investor in the Notes, should make your own investigation into the Reference ETF.
Even if the Securities Held by the Reference ETF or Included in the Reference ETF’s Target Index Are All Part of the Same Industry, such Securities are not Necessarily Representative of that Industry.
Even if the Reference ETF or its Target Index purports to be representative of a particular industry, the performance of the Reference ETF may not correlate with the performance of the entire industry as represented by the securities held by the Reference ETF or included in the Target Index. The Reference ETF may decline in value even if the industry as a whole rises in value. Furthermore, one or more of the Reference Asset Constituent Issuers may engage in new lines of business unrelated to the particular industry or cease to be involved in lines of business in the particular industry. The securities held by the Reference ETF or included in the Target Index may not vary even if one or more of the issuers of such securities are no longer involved in the particular industry. The composition of the Target Index may also be changed from time to time.
If the Securities Held by the Reference ETF or Included in the Target Index are all part of the Same Sector, There Are Risks Associated with a Sector Investment.
If the securities held by the Reference ETF or included in the Target Index are all part of the same sector, the performance of Notes linked to the Reference ETF is dependent upon the performance of issuers of securities in a particular sector of the economy. Consequently, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the particular sector than an investment linked to a more broadly diversified asset.
If the Securities Held by the Reference ETF or Included in the Target Index are all issued by Companies in the Same Country or Region, There Are Risks Associated with Geographic Concentration.
If the securities held by the Reference ETF or included in the Target Index are all issued by companies in the same country or region of the world, the performance of Notes linked to such Reference ETF is dependent upon the performance of issuers of securities in a particular country or region. Companies located in a particular country or region may be affected by political and economic factors unique to that country or region. Consequently, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the particular country or region than an investment linked to a more broadly diversified asset.

Additional Risks Relating to Reference Stocks that are ADRs
The Value of the Applicable ADR May Not Accurately Track the Value of the Foreign Stocks Represented by Such ADR.
Each share of the applicable ADR will represent shares of the relevant company (an “underlying company”). The trading patterns of the ADRs will generally reflect the characteristics and valuations of the foreign stock; however, the value of the ADRs may not completely track the value of those shares. Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the foreign stock.
Adverse Trading Conditions in the Applicable Non-U.S. Market May Negatively Affect the Value of the ADR.
Holders of the underlying company’s ADRs may usually surrender the ADRs in order to receive and trade the foreign stock. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the ADR to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the U.S. for the foreign stock that is not liquid may also result in a less liquid market for the ADRs.
There are Important Differences Between the Rights of Holders of ADRs and the Rights of Holders of the Foreign Stock.
If a Reference Asset is or is comprised of an ADR, you should be aware that your Notes are linked to the ADR and not the foreign stock represented by such ADR, and there exist important differences between the rights of holders of an ADR and the foreign stock such ADR represents. Each ADR is a security evidenced by an American depositary receipt that represents a specified number of shares of the foreign stock. Generally, the ADRs are issued under a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign stock issuer and holders of the ADRs, which may be different from the rights of holders of common stock of the foreign stock issuer. For example, the foreign stock issuer may make distributions in respect of the foreign stock that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and holders of the foreign stock may be significant and may materially and adversely affect the market value of, and any amounts payable on, your Notes.
Delisting of ADRs.
If the Reference Asset is an ADR and the applicable ADR is no longer listed or admitted to trading on a U.S. securities exchange nor included in a successor to the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority (“FINRA”), or if the ADR facility between the issuer of the foreign stock and the ADR depositary is terminated for any reason, then the Calculation Agent will determine any amount payable on the Notes by reference to the common stock represented by the ADR. If, however, a change in law occurs with respect to a Reference Asset that is an ADR, then the Calculation Agent may instead select a substitute security and determine any amount payable on the Notes by reference to such substitute security. Such delisting of the ADR or termination of the ADR facility, or change in law affecting a Reference Asset that is an ADR, and the consequent adjustments may materially and adversely affect the value of the Reference Asset. We describe such delisting of the ADR or termination of the ADR facility and the consequent adjustments under “General Terms of the Notes — Delisting of, or Change in Law Affecting, ADRs; Termination of ADR Facility.”
Additional Risks Relating to Reference Indexes
Changes that Affect a Reference Index Will Affect the Market Value of, and Any Amounts Payable on, the Notes.
The policies of an Index Sponsor concerning the calculation of the Reference Index, additions, deletions or substitutions of the Reference Asset Constituents and the manner in which changes affecting those Reference Asset Constituents, such as stock dividends, reorganizations or mergers, may be reflected in the Reference Index and, therefore, could affect the market value of, and any amounts payable on, the Notes.  Any amounts payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Reference Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Reference Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the value of the Reference Index is not available on the Valuation Date(s) because of a market disruption event or for any other reason and no successor index is selected, the Calculation Agent may determine the value of the Reference Index — and thus any amounts payable on the Notes — in a manner it considers appropriate.

We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by an Index Sponsor.
Unless otherwise specified in the applicable Pricing Supplement, no Index Sponsor is an affiliate of ours or will be involved in any offerings of the Notes in any way.  Consequently, we have no control of the actions of any Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust the payment to you at maturity.  No Index Sponsor has any obligation of any sort with respect to the Notes.  Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.  None of our proceeds from any issuance of the Notes will be delivered to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees.
Additional Risks Relating to Commodity-Based Reference Assets
The risk factors in this section will be applicable to your Notes if a Reference Asset is comprised of one or more commodities-based assets (including a Reference ETF that holds underlying commodities).
You Will Not Own the Reference Asset Constituents.
Investing in the Notes is not the same as owning the applicable Reference Asset Constituents, which may be commodities or futures contracts relating to those commodities. You will not have a right to receive delivery of any applicable Reference Asset Constituents. We will not invest in any of the applicable Reference Asset Constituents on behalf or for the benefit of holders of the Notes.
Commodities Prices Are Highly Volatile Due to Unpredictable Factors that Affect Supply and Demand.
Several factors, many of which are beyond our control, may influence the market value of the Notes. Factors that may affect supply and demand of the Reference Asset Constituents, thus, the market value of the Notes include (but are not limited to):
•	political events;
•	weather;
•	agriculture;
•	disease;
•	labor activity;
•	technological developments;
•	direct government activity (such as embargoes); and
•	other supply disruptions in major producing or consuming regions of the applicable commodity.
These factors may adversely affect the performance of the Reference Asset or Reference Asset Constituents and the market value of, and any amounts payable on, the Notes. Any amounts payable on the Notes and their market value will also be affected by, among other things:
•	the trading prices of the applicable commodities;
•	the trading prices of the applicable commodities futures; and
•	the volatility of the applicable commodities and commodities futures (including the frequency and magnitude of price increases and decreases in those commodities or commodities futures).
Suspension or Disruptions of Market Trading in the Commodity and Related Futures Markets May Adversely Affect the Value of Your Notes.
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.
Certain exchanges have regulations which limit the amount of fluctuations in futures contracts that may occur during a single trading day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a futures contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular futures contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular futures contract or forcing the liquidation of futures contracts at disadvantageous times or prices. These circumstances could affect the value of the Reference Asset or any Reference Asset Constituents and could therefore adversely affect the market value of, and any amounts payable on, the Notes.

Reference Asset Constituents that Trade on Foreign Exchanges, and Baskets Containing Such Commodities and Indices Based in Part on Such Commodities May Be Subject to Additional Market Risks.
The regulations of the U.S. Commodity Futures Trading Commission (the “CFTC”) do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that may not be applicable to trading on U.S. exchanges. Those risks include (but are not limited to):
•	varying exchange rates;
•	varying quoting conventions or contract specifications on different exchanges;
•	exchange controls;
•	expropriation;
•	burdensome or confiscatory taxation;
•	moratoriums; and
•	political or diplomatic events.
It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the applicable commodities.
The Notes Will Not Be Regulated by the CFTC.
Unlike a direct investment in the futures contracts related to the applicable commodities, your investment in the Notes does not afford you the benefits of the regulatory protections of the CFTC. You will not benefit from the CFTC’s or any other non-U.S. regulators’ regulatory protections that are afforded to persons who trade in futures contracts through a registered futures merchant or operator.
Unlike an investment in Notes linked to the performance of a Reference Asset that invests in or is comprised of one or more commodities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the Notes will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.
An Investment in the Notes May Be Subject to Risks Associated with the London Bullion Market Association (the “LBMA”).
The closing values of some commodities, such as gold and silver, may be determined by reference to fixing prices reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA ceases operations, or if bullion trading becomes subject to a value-added tax or other tax or any other form of regulation currently not in place, the role of the LBMA price fixings as a global benchmark for the value of the relevant commodities may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.
An Investment in the Notes May Be Subject to Risks Associated with the Trading of Commodities on the London Metal Exchange (the “LME”)
The market prices of some commodities may be determined by reference to the settlement prices of contracts traded on the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of LME trading. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations are occurring on a Valuation Date, the prices of the contracts used to determine the price of the underlying commodities of the Reference Asset could be affected in a manner that adversely affects the market value of, and any amounts payable on, the Notes.
An Investment in the Notes may be Subject to Risks Associated with the London Platinum and Palladium Market Association (the “LPPM”).
The Notes may be linked to an ETF that includes a commodity (such as platinum) that is traded on the LPPM. The Closing Value of platinum will be determined by reference to fixing prices reported by the LPPM. The LPPM is a self-regulatory association of platinum and palladium market participants that is not a regulated entity. If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of platinum may be adversely affected. The LPPM is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.
If the Notes are Linked to a Reference Asset that is or that tracks a Commodities Index, Higher Future Prices of Reference Asset Constituents Relative to their Current Prices May Lead to a Decrease in any Amounts Payable on the Notes.
The Notes may be linked to a Reference Asset that is or that tracks a commodities index composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the applicable physical commodity. As the exchange-traded futures contracts approach expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in July may specify a September expiration. As time passes, the contract expiring in September is replaced by a contract for delivery in October. This is accomplished by selling the September contract and purchasing the October contract. This process is referred to as “rolling”. Excluding other considerations, if the market for these contracts is in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the September contract would take place at a price that is higher than the price of the October contract, thereby creating a “roll yield”. Backwardation will most likely not exist at all times. Moreover, some of the commodities reflected in the commodities index may have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which prices are higher in more distant delivery months than in nearer delivery months. Commodities may also fluctuate between backwardation and contango markets. The relative sale prices of the contracts with earlier and later expiration dates will depend on the commodities included in the commodities index and the markets for those commodities during the term of the Notes. The presence of contango in the commodity markets could result in negative “roll yields”, which could adversely affect the value of the commodities index and, accordingly, the value of the Reference Asset and the market value of, and any amounts payable on, the Notes.
If the Notes are Linked to a Reference Asset that is or that tracks a Commodities Index, such Index will likely Underperform a Cash Purchase of the Reference Asset Constituents, Potentially by a Significant Amount.
Because a commodities index is comprised of futures contracts, there will be a cost to “rolling” the contracts forward as the index sells the current contracts and then purchases the next month’s contracts. As the commodities included in the commodities index may have positively sloping forward curves, commonly known as “contango”, such index’s return may be reduced when the index removes less expensive contracts, and adds more expensive contracts. As a result, we expect that a commodities index may underperform a direct investment in a similarly weighted basket of index commodities over the life of the Notes.
The Notes May be Linked to a Reference Asset that is or that tracks an Excess Return Index, and Not a Total Return Index.
The Notes may be linked to a Reference Asset that is or that tracks an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an uncollateralized investment in the contracts comprising such index. By contrast, a total return index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. The applicable Pricing Supplement will indicate whether the relevant index is an excess return index or a total return index.
Other Risk Factors Relating to the Applicable Reference Asset
The applicable Pricing Supplement may set forth additional risk factors as to the Reference Asset that you should review prior to purchasing the Notes.

Risks Relating to Hedging Activities and Conflicts of Interest
Trading and Other Transactions by the Bank, the Agents or our or their Affiliates in the Reference Asset or any Reference Asset Constituents, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes.
As described below under “Use of Proceeds and Hedging” and further specified in the applicable Pricing Supplement, we or one or more of our affiliates may, but are not required to, enter into hedging transactions relating to our obligations under the Notes by purchasing or selling the Reference Asset or any Reference Asset Constituents, futures or options on the Reference Asset or any Reference Asset Constituents, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Reference Asset or any Reference Asset Constituents. We or one or more of our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the value of the Reference Asset or any Reference Asset Constituents, and, therefore, the market value of, and any amounts payable on, the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes decreases.
We, the Agents or one or more of our or their affiliates may also engage in trading in the Reference Asset or any Reference Asset Constituents and other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the value of the Reference Asset or any Reference Asset Constituents and, therefore, the market value of the Notes. We, the Agents or one or more of our or their affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or any Reference Asset Constituents. By introducing competing products into the marketplace in this manner, we, the Agents or one or more of our or their affiliates could adversely affect the market value of, and any amounts payable on, the Notes.
The Business Activities of the Bank, the Agents or our or their Affiliates May Create Conflicts of Interest.
As noted above, we, the Agents or our or their affiliates may engage in trading activities related to the Reference Asset or any Reference Asset Constituents that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we, the Agents or our or their affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the value of the Reference Asset or any Reference Asset Constituents, could be adverse to the interests of the holders of the Notes. We, the Agents or our or their affiliates may, at present or in the future, engage in business with one or more Index Sponsors, Reference Asset Issuers or any Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our, the Agents’ or our or their affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, the Agents or our or their affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or any Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agents or one or more of our or their affiliates may affect the value of the Reference Asset or any Reference Asset Constituents and, therefore, the market value of, and any amounts payable on, the Notes.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine any amount payable on the Notes. Unless otherwise specified in the applicable Pricing Supplement, our affiliate, Scotia Capital Inc., will serve as the Calculation Agent. We may change the Calculation Agent after the original Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, and make certain adjustments with respect to the Reference Asset if certain corporate events occur. This determination may, in turn, depend on the Calculation Agent’s judgment regarding whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect any amount payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind.

Risks Relating to Liquidity
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange or quotation system, unless otherwise specified in the applicable Pricing Supplement. SCUSA, other Agents, or any other of our or their respective affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you and as a result you may not be able to sell your Notes in the secondary market. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity or an Early Redemption, as applicable, you may have to do so at a substantial discount from the issue price and, as a result, you may suffer substantial losses.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
The following and other factors, which are beyond our control, may influence the market value of your Notes:
•	the value of the Reference Asset;
•	the volatility (i.e., the frequency and magnitude of changes) of the value of the Reference Asset;
•	the dividend rate on the applicable Reference Asset or Reference Asset Constituents;
•	the correlation of the Basket Components (for Notes linked to a Basket) or of the Reference Assets (for Notes linked to the best or least performing Reference Asset in a group of Reference Assets);
•
economic, financial, political, military, regulatory, legal and other events, including, without limitation, the spread of pandemics and other public health emergencies, that affect the applicable securities markets generally and which may affect the value of the Reference Asset;

•
if any Reference Asset or Reference Asset Constituents are issued by or contains non-U.S. companies or constituents, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of the Reference Asset or Reference Asset Constituents;

•	interest and yield rates in the market; and
•	the time remaining to maturity of the Notes.
These and other factors may influence the market value of your Notes if you sell your Notes before maturity or an Early Redemption, as applicable. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market, will also affect the market value of your Notes. If you sell your Notes prior to maturity or an Early Redemption, as applicable, you may receive substantially less than the Principal Amount of your Notes.
The Inclusion in the Purchase Price of the Notes of any Underwriting Commission, Any Expected Profit from Hedging Our Market Risk under the Notes and Our Expected Costs in Connection with the Issuance of the Notes and Such Hedging Transactions is Likely to Adversely Affect the Market Value of the Notes.
The price at which you purchase the Notes includes any underwriting commission, as well as the costs that we or our affiliates expect to incur in connection with the issuance of the Notes and the costs and any profits we (or our affiliates) expect to incur in hedging our market risk under the Notes. The hedging costs include the expected cost of undertaking this hedge, as well as any profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity or, if applicable, prior to an Early Redemption, will likely be less and possibly substantially less than your original purchase price.
Risks Relating to General Credit Characteristics
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
The Notes are the Bank’s senior notes and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the Bank’s actual and perceived creditworthiness may affect the market value of the Notes. This will be the case even if the value of the Reference Asset increases (or, in the case of bearish Notes, decreases) after the Pricing Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes, or at maturity.

The COVID-19 virus may have an adverse impact on the Bank
On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, COVID-19, a global pandemic. Governments in affected areas have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines and cancellations of gatherings and events. The spread of COVID-19 has had disruptive effects in countries in which the Bank operates and the global economy more widely, as well as causing increased volatility and declines in financial markets. COVID-19 has materially impacted and continues to materially impact the markets in which the Bank operates. If the pandemic is prolonged, or further diseases emerge that give rise to similar effects, the adverse impact on the global economy could deepen and result in further declines in financial markets. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. The COVID-19 pandemic’s impact on such borrowers, industries and countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The COVID-19 pandemic may also result in disruption to the Bank’s key suppliers of goods and services and result in increased unavailability of staff adversely impacting the quality and continuity of service to customers and the reputation of the Bank. As a result, the business, results of operations, corporate reputation and financial condition of the Bank could be adversely impacted for a substantial period of time.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the tax treatment of the Notes are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) or any Canadian authorities regarding the tax treatment of the Notes, and the IRS, the Canada Revenue Agency (“CRA”) or a court may not agree with the tax treatment described in this Product Supplement or the applicable Pricing Supplement. If the IRS were successful in asserting an alternative treatment for the Notes, the timing and/or character of income on the Notes could be materially and adversely affected. Please read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein. You should consult your tax advisor about your own tax situation.
Further, there exists a risk (and in certain circumstances, a substantial risk) that an investment in Notes that are linked to shares of an ETF, a real estate investment trust (“REIT”), a passive foreign investment company (“PFIC”), or other “pass-thru entity” or a Basket that contains ETFs, PFICs, REITs or other “pass-thru entities” could be treated as a “constructive ownership” transaction under Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which could result in part or all of any long-term capital gain realized by you being recharacterized as ordinary income (or, in the case of a pass-thru entity containing gold and/or silver, subject to a special 28% maximum tax rate that is applicable to “collectibles”) and subject to an interest charge.
In 2007, the IRS released Notice 2008-2, which may affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Furthermore, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of an instrument similar to the Notes that is purchased after the bill was enacted to accrue interest income over the term of such instruments even if such instruments provide that there may be no interest payments over their term.
Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. Please read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and the discussion in the applicable Pricing Supplement for a discussion of the U.S. federal income tax treatment and possible alternative treatments of the Notes. You should consult your tax advisor about your tax situation.
Any conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a Note will be “Participating Debt Interest” (as defined below) subject to Canadian withholding tax is based in part on the current published administrative position of the CRA. There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax. If, at any time, the interest paid or credited or deemed to be paid or credited on a Note is subject to Canadian withholding tax, you will receive an amount that is less than that to which you would otherwise be entitled. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled.
For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see “Supplemental Discussion of Canadian Tax Consequences” in this Product Supplement, “Canadian Taxation” in the Prospectus and any further Canadian tax discussions in the applicable Pricing Supplement. You should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
U.S. Taxpayers Will be Required to Pay Taxes Each Year on Notes that Are Treated as Contingent Payment Debt Instruments and Notes that Are Issued with Original Issue Discount.
If the Notes are subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes and the holder is a U.S. individual or taxable entity, that holder generally will be required to pay taxes on ordinary income over the term of such Notes based on the comparable yield for the Notes, even though that holder may not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amounts a holder will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain that may be recognized on the taxable disposition of such Notes will generally be ordinary income. Any loss that may be recognized upon the taxable disposition of such Notes will generally be ordinary loss to the extent of the interest that the holder included as income in the current or previous taxable years in respect of the Notes and thereafter will be capital loss. The deductibility of capital losses is subject to limitations.
Similarly, if the Notes are treated as issued with original issue discount, U.S. holders will be required to accrue interest on the Notes and pay tax accordingly, even though such holders may not receive any payments from us until maturity. For further discussion, see “Material U.S. Federal Income Tax Consequences.”
Non-U.S. Investors May Be Subject to Certain Additional Risks.
This Product Supplement contains a general description of certain U.S. tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving the payments that may be due under the Notes.
The Prospectus Supplement contains a discussion of certain Canadian tax consequences. You should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
Considerations for Employee Benefit Plans
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a plan subject to Section 4975 of the Code, including an IRA or a Keogh plan (or a governmental or other plan to which similar prohibitions apply) or an entity considered to hold “plan assets” of any of the foregoing, and that is considering purchasing the Notes with the assets of the insurance company, employee benefit plan, plan or entity, should consult with its counsel regarding whether the purchase or holding of the Notes could constitute or result in a “prohibited transaction” under ERISA or Section 4975 of the Code or a violation of any similar law. For additional information, please see the discussion under “Certain ERISA Considerations” below.

GENERAL TERMS OF THE NOTES
You should carefully read the description of the terms and provisions of our Notes and our Indenture under “Description of the Debt Securities We May Offer” in the Prospectus. That section, together with the applicable supplements, summarizes all the material terms of our Indenture and your Note. They do not, however, describe every aspect of our Indenture and your Note. For example, in this section entitled “General Terms of the Notes” and in the other applicable supplements and the Prospectus, we use terms that have been given special meanings in our Indenture, but we describe the meanings of only the more important of those terms. The specific terms of any Notes will be described in the applicable Pricing Supplement. As you read this section, please remember that the specific terms of your Note as described in your Pricing Supplement will supplement and, if applicable, may modify or replace the general terms described in this section.
The applicable Pricing Supplement will describe the specific terms of your Notes, and the terms described therein modify or supplement those described herein and in the Program Prospectus. The applicable Pricing Supplement may use different defined terms than those used herein to describe the Notes. If there is any inconsistency between the terms of the Notes described in the applicable supplements and the Prospectus, the following hierarchy will govern: first, the applicable Pricing Supplement; second, this Product Supplement; third, the Prospectus Supplement; and last, the Prospectus.
Unless otherwise specified in the applicable Pricing Supplement, the Notes are not Bail-inable Notes (as defined in the Prospectus) and the applicable discussions in the Program Prospectus relating to Bail-inable Notes will not apply to the Notes.
Please note that in this section entitled “General Terms of the Notes”, references to “holders” mean those who own Notes registered in their own names, on the books that we, the Trustee or other Security Registrar maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the Prospectus.
In addition to the terms described in the “Summary” section above, the following general terms will apply to the Notes, including your Notes:
Specified Currency
Unless otherwise specified in the applicable Pricing Supplement, all payments, if any, on the Notes will be made in U.S. dollars (“$”).
Form and Denomination
The Notes will be issued only in global form through DTC.  Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
No Listing
Your Notes will not be listed or displayed on any securities exchange or quotation system or included in any interdealer market quotation system, unless otherwise specified in the applicable Pricing Supplement.
Defeasance, Default Amount, Other Terms
Neither full defeasance nor covenant defeasance will apply to your Notes. The following will apply to your Notes:
•	the default amount will be payable on any acceleration of the maturity of your Notes as described under “ — Default Amount on Acceleration” below;
•	a business day for your Notes will have the meaning described under “— Special Calculation Provisions — Business Day” below; and
•	a trading day for your Notes will have the meaning described under “— Special Calculation Provisions — Trading Day” below.
Please note that the information about the issuance, Issue Date, issue price discounts or commissions and net proceeds to the Bank in the applicable Pricing Supplement relates only to the initial issuance and sale of your Notes. If you have purchased your Notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
Interest
Unless the applicable Pricing Supplement otherwise specifies, the Notes will not be entitled to interest payments.

Contingent Coupons
The applicable Pricing Supplement may specify that a “Contingent Coupon” is applicable for the Notes, in which case the Bank may pay a Contingent Coupon on the corresponding Coupon Payment Date. The conditions upon which a Contingent Coupon will be payable will be specified in the applicable Pricing Supplement and, in general, will be dependent on whether the Closing Value of the Reference Asset on any of the specified Valuation Dates is equal to or greater than the Contingent Coupon Barrier Value.
Contingent Coupon Barrier Value
If a Contingent Coupon is applicable to the Notes, the “Contingent Coupon Barrier Value” will be a specified value of the Reference Asset that is less than (or, in the case of bearish Notes, greater than) the Initial Value equal to a percentage of the Initial Value set forth in the applicable Pricing Supplement.
Fixed Coupons
The applicable Pricing Supplement may specify that you will receive a coupon at the coupon rate, for each Note you own during the term of the Notes, periodically in arrears on the applicable Coupon Payment Date, regardless of the performance of the Reference Asset.
Coupon Payment Dates
If the applicable Pricing Supplement specifies that a Contingent Coupon or Fixed Coupon is applicable for the Notes, the applicable Pricing Supplement will also specify the “Coupon Payment Date(s)” on which a Contingent Coupon is payable with respect to the Notes. Unless otherwise stated in the applicable Pricing Supplement, if the applicable Coupon Payment Date is not a business day, such payment date will be the next following business day and no interest will accrue as a result of any delayed payment.
If an applicable Valuation Date is postponed due to a market disruption event or non-trading day, the applicable payment date will be postponed to maintain the same number of business days between such Valuation Date (as postponed) and such payment date. Unless otherwise specified in the applicable Pricing Supplement, any amount payable on a Coupon Payment Date that has been postponed will be paid with the same effect as if paid on the originally scheduled Coupon Payment Date.
Early Redemption (Automatic Call or at the Option of the Bank)
The applicable Pricing Supplement may specify that the Bank will automatically call the Notes (an “automatic call”) if certain conditions are met. In general, and unless otherwise noted in the applicable Pricing Supplement, such conditions will be based on whether the Closing Value of the Reference Asset on any of the specified Valuation Dates is equal to or greater than the Call Threshold. The applicable Pricing Supplement may also specify that the Bank will have the option, at its sole discretion, to call the Notes (in whole but not in part) on specified dates prior to the scheduled Maturity Date.
If the Notes are subject to an Early Redemption, the Bank will pay on the Call Payment Date an amount specified in the applicable Pricing Supplement. Following an Early Redemption, no further payments will be made on the Notes. For the avoidance of doubt, any sales commissions paid to the Agents will not be rebated if the Notes are subject to an Early Redemption.
Call Threshold
If the applicable Pricing Supplement specifies that the Notes are subject to an Early Redemption based on an automatic call, the “Call Threshold” will be one or more specified values of the Reference Asset that may be equal to, greater than and/or less than the Initial Value, equal to a percentage of the Initial Value and set forth in the applicable Pricing Supplement.
Call Payment Date
If the applicable Pricing Supplement specifies that the Notes are subject to an Early Redemption, the applicable Pricing Supplement will also specify the “Call Payment Date” on which the Notes will be called and any amount payable pursuant to an Early Redemption. Unless otherwise stated in the applicable Pricing Supplement, if the applicable Call Payment Date is not a business day, such payment date will be the next following business day.
Payment at Maturity
If the Notes are not subject to an Early Redemption, as applicable, unless otherwise specified in the applicable Pricing Supplement the payment at maturity for a Note will be based on the performance of the Reference Asset, subject to our credit risk as issuer of the Notes, and will be calculated as follows:
Payment at Maturity in Excess of Principal Amount
If the Final Value is greater than or equal to (or, in the case of bearish Notes, less than or equal to) the Initial Value, then, at maturity, you will receive an amount equal to:

Principal Amount + (Principal Amount × Reference Asset Return)
The Reference Asset Return is the difference between the Final Value and the Initial Value and is expressed as a percentage of the Initial Value. The Reference Asset Return may be positive or negative and will be calculated as follows:
Final Value – Initial Value
Initial Value
If your Notes are bearish Notes, the Reference Asset Return will be calculated as follows:
Initial Value –Final Value
Initial Value
(a)	Participation Rate. If the applicable Pricing Supplement specifies that a Participation Rate is applicable to your Notes, then the payment at maturity will be calculated as follows:
Principal Amount + (Principal Amount × Reference Asset Return × Participation Rate)
The Participation Rate represents the extent to which your Notes will participate in the upside performance (or, in the case of bearish Notes, downside performance) of the Reference Asset. The Participation Rate may be less than, equal to, or greater than 100%. If the Participation Rate is less than 100%, your Notes will participate in less than the full upside performance (or, in the case of bearish Notes, downside performance) of the Reference Asset. If the Participation Rate is greater than 100%, your Notes will participate in the upside performance (or, in the case of bearish Notes, downside performance) on a leveraged basis. The Participation Rate will be specified in the applicable Pricing Supplement, if applicable.
If the applicable Pricing Supplement specifies that a cap is applicable to your Notes, then the payment at maturity will not exceed an amount set forth in the applicable Pricing Supplement.
(b)	Booster Coupon. If the applicable Pricing Supplement specifies that a Booster Coupon is applicable to your Notes:
1.	If the Reference Asset Return is greater than the Booster Percentage, then the payment at maturity will equal:
Principal Amount + (Principal Amount × Reference Asset Return)
2.	If the Reference Asset Return is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:
Principal Amount + (Principal Amount × Booster Percentage)
The Booster Percentage is a specified increase (or, in the case of bearish Notes, decrease) in the value of the Reference Asset, and will be set forth in the applicable Pricing Supplement, if applicable.
(c)	Digital Coupon. If the applicable Pricing Supplement specifies that a Digital Coupon is applicable to your Notes and the applicable conditions are satisfied, then the payment at maturity will equal:
Principal Amount + (Principal Amount × Digital Coupon)
The Digital Coupon will be a percentage specified in the applicable Pricing Supplement.
Payment at Maturity Less than or Equal to Principal Amount
If the Final Value is less than (or, in the case of bearish Notes, greater than) the Initial Value, then, at maturity, you will receive less than the Principal Amount of your Notes, incurring a loss on your investment of principal. In such case, the payment at maturity will equal:
Principal Amount + (Principal Amount × Reference Asset Return)
(a)	Buffer. If the applicable Pricing Supplement specifies that a Buffer is applicable to your Notes:
1.	If the Final Value is greater than or equal to (or, in the case of bearish Notes, less than or equal to) the Buffer Value, then the payment at maturity will equal the Principal Amount of your Notes.
2.	If the Final Value is less than (or in the case of bearish Notes, greater than) the Buffer Value, then the payment at maturity will equal:
Principal Amount + [(Principal Amount × (Reference Asset Return + Buffer Percentage))]
The Buffer Value is a specified value of the Reference Asset that is less than (or, in the case of bearish Notes, greater than) the Initial Value. The Buffer Value will be a percentage of the Initial Value and set forth in the applicable Pricing Supplement, if applicable. The Buffer Percentage is a specified percentage that will be set forth in the applicable Pricing Supplement, if applicable. For example, if the Buffer Value is 90% of the Initial Value, the Buffer Percentage will be 10%.

(b)	Barrier. If the applicable Pricing Supplement specifies that a Barrier is applicable to your Notes:
1.	If no Barrier Event has occurred, then the payment at maturity will equal the Principal Amount of your Notes.
2.	If a Barrier Event has occurred, then the payment at maturity will equal:
Principal Amount + (Principal Amount × Reference Asset Return)
Unless otherwise specified in the applicable Pricing Supplement, a Barrier Event will occur if:
(i)	the Final Value is less than (or, in the case of bearish Notes, greater than) the Initial Value; and
(ii)	(a)	for Notes subject to Intra-Day Monitoring, at any time during the Monitoring Period, the value of the Reference Asset is less than (or, in the case of bearish Notes, greater than) the Barrier Value, or
(b)
for Notes subject to Close of Trading Day Monitoring, on any trading day during the Monitoring Period, the Closing Value of the Reference Asset is less than (or, in the case of bearish Notes, greater than) the Barrier Value, or

(c)	for Notes subject to Final Valuation Date Monitoring, the Final Value is less than (or, in the case of bearish Notes, greater than) the Barrier Value.
The applicable Pricing Supplement will specify which of these three Monitoring Methods is applicable to your Notes as well as the applicable Monitoring Period. If your Notes are monitored by a different method, that method will be specified in the applicable Pricing Supplement, as well as any other provisions relating to the determination of the amount payable on your Notes at maturity.
The Barrier Value is a specified value of the Reference Asset that is less than (or, in the case of bearish Notes, greater than) the Initial Value. The Barrier Value will be a percentage of the Initial Value and set forth in the applicable Pricing Supplement, if applicable.
Reference Asset
The Notes may be linked to one or more of the following:
•	the common stock, including American depositary receipts (“ADR”), of a particular company (a “Reference Stock”);
•	shares of an exchange-traded fund, which may be referred to as an ETF (a “ Reference ETF” and, together with Reference Stock, a “Reference Equity”);
•	an index (a “Reference Index” and, together with a Reference Equity, a “Reference Asset”); or
•	a weighted basket comprised of Reference Equities and/or Reference Indices (a “Basket”).
The applicable Pricing Supplement may also specify that the Notes are linked to the “least performing” or “worst performing” Reference Asset, or the “greatest performing” or “best performing” Reference Asset, in which case the specified amounts payable on such Notes will be based on the Reference Asset in a group of Reference Assets with the lowest performance or the highest performance, respectively, calculated as described and measured on the date(s) specified in the applicable Pricing Supplement.
The applicable Pricing Supplement will specify the Reference Asset(s) to which your Notes are linked.
References herein to “the Reference Asset” refer to each Reference Asset or all of the Reference Assets as the context may require.
Determining the Value of the Reference Asset
Initial Value. The applicable Pricing Supplement will set forth the Initial Value of the Reference Asset. Unless otherwise specified in the applicable Pricing Supplement, the Initial Value of the Reference Asset will be:
•	with respect to a Reference Equity or Reference Index: the Closing Value of the Reference Equity or Reference Index, as applicable, on the Pricing Date; and
•	with respect to a Basket: 100.
Final Value. Unless otherwise specified in the applicable Pricing Supplement, the Final Value of the Reference Asset will be:
•
With respect to a Reference Equity or Reference Index: the Closing Value of the Reference Equity or Reference Index, as applicable, on the Valuation Date (if there is only one Valuation Date applicable to the Notes) or the Final Valuation Date (if there is more than one Valuation Date applicable to the Notes).

•
With respect to a Basket: a value of the underlying basket equal to the product of (a) the Initial Value of the Basket multiplied by (b) the sum of one and the weighted performance of the Basket Components on the Valuation Date (if there is only one Valuation Date applicable to the Notes) or the Final Valuation Date (if there is more than one Valuation Date applicable to the Notes).

•
For Notes with Averaging Dates linked to a Reference Equity or Reference Index: The applicable Pricing Supplement may also specify that the Final Value will be equal to the arithmetic average of the Closing Value of the Reference Equity or Reference Index, as applicable, on each of the specified Averaging Dates, as described below under “―Valuation Dates―Averaging Dates”.

•
For Notes with Averaging Dates linked to a Basket: The applicable Pricing Supplement may also specify that the Final Value will be equal to the product of (a) the Initial Value of the Basket multiplied by (b) the sum of one and the arithmetic average of the weighted performance of the Basket Components on each of the specified Averaging Dates, as described below under “―Valuation Dates―Averaging Dates”.

Closing Value for a Reference Equity. Unless otherwise specified in the applicable Pricing Supplement, the Closing Value for a Reference Equity on any trading day means the closing sale price or last reported sale price, regular way (or, in the case of the Nasdaq Stock Market, the official closing price), for that Reference Equity, on a per-share basis:
•	on the principal national securities exchange on which that Reference Equity is listed for trading on that trading day, or
•
if that Reference Equity is not quoted on any national securities exchange on that trading day, on any other market system or quotation system that is the primary market for the trading of that Reference Equity.

If a Reference Equity is not listed or traded as described above, then its Closing Value on any trading day will be the arithmetic average, as determined by the Calculation Agent, of the bid prices for that Reference Equity obtained from as many dealers in that security selected by the Calculation Agent as will make those bid prices available to the Calculation Agent. The number of dealers need not exceed three and may include the Calculation Agent or any of its or our affiliates.
Closing Value for a Reference Index. Unless otherwise specified in the applicable Pricing Supplement, the Closing Value for a Reference Index on any trading day means the closing value published on the applicable Bloomberg Professional® service (“Bloomberg”) page or any successor page on Bloomberg or any successor service, as applicable, on that trading day.
Valuation Dates
Unless otherwise specified in the applicable Pricing Supplement, the Valuation Date (if there is only one Valuation Date applicable to the Notes) or the Valuation Dates and Final Valuation Date (if there is more than one Valuation Date applicable to the Notes) will be specified in the applicable Pricing Supplement.
If a Valuation Date that is not an Averaging Date specified in the applicable Pricing Supplement is not a trading day, the Valuation Date will be the next following trading day. If the Calculation Agent determines that a market disruption event occurs or is continuing with respect to the Reference Asset on any Valuation Date, the Closing Value of the Reference Asset for such date will be determined as set forth under “— Market Disruption Events” below.
Averaging Dates
If the applicable Pricing Supplement specifies an Averaging Date feature, the “Averaging Dates” will be the specified trading days ending on and including the specified Valuation Date on which the applicable value of the Reference Asset is determined. In this case, the final Averaging Date will be referred to as the Final Valuation Date. Unless otherwise specified in the applicable Pricing Supplement, such applicable value of the Reference Asset will be determined based on the arithmetic average of the applicable values determined on the specified Averaging Dates.
If any Averaging Date specified in the applicable Pricing Supplement is not a trading day, such date will be the next following Valid Date, as defined under “— Market Disruption Events — For Notes that reference Averaging Dates” below. If the Calculation Agent determines that a market disruption event occurs or is continuing with respect to the Reference Asset on any Averaging Date, the Closing Value for the Reference Asset for such date (and thereafter, the Final Value) will be determined as set forth under “— Market Disruption Events — For Notes that reference Averaging Dates” below.
Maturity Date
Unless otherwise specified in the applicable Pricing Supplement, the Maturity Date will be specified in the applicable Pricing Supplement, unless that date is not a business day, in which case the Maturity Date will be the next following business day.

If the Valuation Date (or Final Valuation Date, as applicable) or, if applicable, an Averaging Date is postponed due to a market disruption event or non-trading day, the Maturity Date will be postponed to maintain the same number of business days between the Valuation Date or the latest postponed Averaging Date and the Maturity Date as existed prior to such postponement(s). No interest will accrue on the Notes as a result of any such postponement of the Maturity Date.
Special Calculation Provisions
Trading Day
Unless otherwise specified in the applicable Pricing Supplement, a trading day with respect to the Reference Asset (or Basket Component) is:
•	with respect to a Reference Equity: a day on which the principal trading market for the Reference Asset or Basket Component is scheduled to be open for trading, and
•	with respect to a Reference Index: a day on which the principal securities markets for the Reference Asset Constituents are scheduled to be open for trading, in each case as determined by the Calculation Agent.
Business Day
When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in the Prospectus Supplement, unless otherwise specified in the applicable Pricing Supplement. If the applicable Pricing Supplement specifies a different meaning for the term business day, we will use that modified definition in determining the Original Issue Date, each applicable payment date as well as the Maturity Date for your Notes, all as described in this Product Supplement.
Modified Business Day
As described in the Prospectus Supplement, any payment on your Note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your Note, however, the term business day may have a different meaning than it does for other Notes as discussed under “— Business Day” above.
Market Disruption Events
If the Final Value or Closing Value, as applicable, will be determined on a single Valuation Date and a market disruption event occurs or is continuing on that date, the Final Value or Closing Value, as applicable, will equal the Closing Value of the Reference Asset on the first trading day following the Valuation Date on which the Calculation Agent determines that a market disruption event is not continuing. If a market disruption event occurs or is continuing on each trading day to and including the eighth trading day following the applicable Valuation Date, the Final Value or Closing Value, as applicable, will be determined (or, if not determinable, estimated by the Calculation Agent) by the Calculation Agent on that eighth trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the Calculation Agent will estimate the Final Value or Closing Value, as applicable, that would have prevailed in the absence of the market disruption event.
For Notes that reference Averaging Dates, the Calculation Agent will determine the Closing Value of the Reference Asset on each Averaging Date and the Final Value, as applicable, based on the arithmetic average of the Closing Values on each Averaging Date. If a market disruption event occurs or is continuing with respect to the Reference Asset on any Averaging Date, the affected Averaging Date shall be the first succeeding Valid Date. A “Valid Date” is a trading day on which a market disruption event has not occurred and which is not otherwise a day on which another Averaging Date occurs or is deemed to occur. If the first succeeding Valid Date in respect of the Reference Asset has not occurred as of the close of trading on the eighth trading day immediately following the originally scheduled Averaging Date, then (1) that eighth trading day shall be deemed to be the Averaging Date (irrespective of whether that eighth trading day is already an Averaging Date) and (2) the Calculation Agent will determine the Closing Value (and thereafter, the Final Value) on such day as specified above.
If the Reference Asset is a Basket and at least one Basket Component is affected by a market disruption event that occurs or is continuing on a date where the Final Value will be determined (whether on a single Valuation Date or based on the arithmetic average of the Closing Values more than one Valuation Date), the applicable Valuation Date with respect to each Basket Component that is affected by a market disruption event (each a “Disrupted Basket Component”) may be postponed (and not any Basket Component unaffected by such market disruption event), and thus the determination of the Final Value may be delayed.

If such postponement occurs:
•
for Notes with only a single Valuation Date, the Closing Value for any Disrupted Basket Component will be determined by the Calculation Agent by reference to the Closing Value of the Disrupted Basket Component on the first trading day on which no market disruption event has occurred or is continuing for such Basket Component, and

•
for Notes that reference Averaging Dates, the Closing Value for any Disrupted Basket Component will be determined by the Calculation Agent by reference to the Closing Value of the Disrupted Basket Component on the first Valid Date with respect to such Basket Component, in each case as determined by the Calculation Agent.

In no event, however, will a Valuation Date with respect to a Disrupted Basket Component be postponed by more than eight trading days. Moreover, if a Valuation Date for a Disrupted Basket Component is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Valuation Date for such Disrupted Basket Component. In such an event, the Calculation Agent will estimate the applicable Closing Value of the Disrupted Basket Component that would have prevailed in the absence of the market disruption event. A market disruption event for a particular Basket Component will not necessarily be a market disruption event for another Basket Component. For the avoidance of doubt, if, on the originally scheduled Valuation Date, no market disruption event with respect to a particular Basket Component occurs or is continuing, then the determination of the Closing Value for such Basket Component will be made on the originally scheduled Valuation Date, irrespective of the occurrence of a market disruption event with respect to one or more of the other Basket Components.
In the case of Notes linked to the “least performing” or “worst performing” Reference Asset or the “greatest performing” Reference Asset in a group of Reference Assets, and in the event that a market disruption event occurs with respect to at least one such Reference Asset on a scheduled Valuation Date, the determination of the Closing Values or Final Values (as applicable) of each Reference Asset will be determined in the same manner as if the Notes were linked to a Basket of the Reference Assets, as described above.
If the Calculation Agent postpones any Valuation Date for any Reference Asset (including, for the avoidance of doubt, in the case of Notes linked to the “least performing” or “best performing” Reference Asset in a group of Reference Assets), the applicable payment date will be postponed to maintain the same number of business days between the Valuation Date (as postponed) or the final Averaging Date (as postponed) and such payment date. A postponement of any Valuation Date shall have no effect on any subsequent Valuation Dates.
Market Disruption Events for a Reference Equity
With respect to a Reference Equity, a “market disruption event” means any event, circumstance or cause which the Calculation Agent determines is material and includes, but is not limited to, the following events to the extent that they have such effect with respect to any Reference Equity:
•
a suspension, absence or limitation of trading in (i) that Reference Equity or, with respect to a Reference ETF, the constituents which then comprise 20% or more, by weight, of that Reference ETF or its Target Index (if applicable) for more than two hours of trading or during the one-half hour before close of trading, in its primary market or (ii) futures or options contracts relating to that Reference Equity or, with respect to a Reference ETF, the constituents which then comprise 20% or more, by weight, of that Reference ETF or its Target Index (if applicable), in the primary market(s) for those contracts;

•
any event that disrupts or impairs the ability of market participants to (i) effect transactions in, or obtain market values for, that Reference Equity in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that Reference Equity in its primary market;

•
the closure on any day of the primary market for that Reference Equity on a trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such trading day for such primary market;

•
any trading day on which (i) the primary market for that Reference Equity or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that Reference Equity are traded, fails to open for trading during its regular trading session; or

•
any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this Product Supplement.

For the avoidance of doubt, a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to a Reference Equity or, with respect to a Reference ETF, to (x) the Target Index of such Reference ETF, or (y) the constituents of such Reference ETF (and the 20% threshold set forth above is met) in the primary market for those contracts by reason of any of:
•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to those contracts, or
•	a disparity in bid and ask quotes relating to those contracts, will constitute a market disruption event relating to such Reference Equity.
For this purpose, an “absence of trading” in those option or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.
The following events will not be market disruption events with respect to any Reference Equity:
•
a limitation on the hours or numbers of days of trading in a Reference Equity or options on that Reference Equity, as applicable, in the primary market for those instruments, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•
a decision to permanently discontinue trading in the option or futures contracts relating to a Reference Equity, or, with respect to a Reference ETF, to the Target Index or constituents of the Reference ETF.

Market Disruption Events for a Reference Index
With respect to a Reference Index, a “market disruption event” means any event, circumstance or cause which the Calculation Agent determines is material and includes, but is not limited to, the following events to the extent that they have such effect with respect to that Reference Index or any index that forms a part of that Reference Index:
•	a suspension, absence or limitation of trading in Reference Asset Constituents constituting 20% or more, by weight, of that index;
•	a suspension, absence or limitation of trading in futures or options contracts relating to that index on their respective markets;
•
any event that disrupts or impairs the ability of market participants to (i) effect transactions in, or obtain market values for, Reference Asset Constituents constituting 20% or more, by weight, of that index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that index on their respective markets;

•
the closure on any day of (A) the primary market for futures or options contracts relating to that index or Reference Asset Constituents constituting 20% or more, by weight, of that index, or (B) the primary market(s) for Reference Asset Constituents constituting 20% or more, by weight, of that index, in each case on a trading day prior to the scheduled weekday closing time of such primary market(s) (without regard to after hours or any other trading outside of the regular trading session hours), unless such earlier closing time is announced by such primary market(s) at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market(s) on such trading day for such primary market(s) and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such trading day for such primary market(s);

•
any trading day on which (i) the primary markets for Reference Asset Constituents constituting 20% or more, by weight, of that index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that index are traded, fails to open for trading during its regular trading session; or

•
any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this Product Supplement.

The following events will not be market disruption events with respect to any Reference Index:
•
a limitation on the hours or numbers of days of trading on trading in options or futures contracts relating to such Reference Index or to a material number of underlying constituents in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

•
a decision to permanently discontinue trading in the option or futures contracts relating to a Reference Index, in any index constituents or in any option or futures contracts related to such index constituents.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.
Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset
Unavailability of the Closing Value of a Reference Equity
If a Reference Equity is delisted or trading of the Reference Equity is suspended on the primary exchange for such Reference Equity, and such Reference Equity is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as determined by the Calculation Agent (a “Successor Exchange”), then such Reference Equity will continue to be deemed the Reference Equity, except as described under “—Delisting of, or Change in Law Affecting, ADRs; Termination of ADR Facility” and “— Adjustments to a Reference ETF”.
If a Reference Equity is delisted or trading of such Reference Equity is suspended on the primary exchange for such Reference Equity, and such Reference Equity is not immediately re-listed or approved for trading on a successor exchange, then the Calculation Agent may select a successor equity security. A “successor equity security” will be an equity security or ADR that the Calculation Agent determines (i) satisfies all regulatory standards applicable to equity-linked notes at the time of such selection, (ii) is not subject to a hedging restriction or any other legal or regulatory restriction prohibiting directly or indirectly, the investment in, or the sale, purchase, beneficial ownership, holding or transfer of, or any other transaction or other dealing related to, such Reference Equity by any class of eligible potential purchasers of the Notes and, (iii) is the most comparable to the affected Reference Equity, based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield. The Bank is subject to a “hedging restriction” if the Bank or any of its affiliates is subject to a trading restriction under its trading restriction policies that would materially limit the ability of the Bank or any of its affiliates to hedge the Notes with respect to such successor equity security. The substitute security will be deemed to be the Reference Equity and the Calculation Agent will make any required adjustment to the Initial Value, Call Threshold, Contingent Coupon Barrier Value, Buffer Value or Barrier Value, or any other similar value based upon which any payment on the Notes will be calculated, as applicable (the “Applicable Value”) and thereafter will determine any payment on the Notes by reference to the substitute security and such adjusted terms.
If a Reference Equity is delisted or trading of the Reference Equity is suspended on the primary exchange for such Reference Equity and the Calculation Agent determines that no substitute security comparable to the Reference Equity exists, then the Closing Value for that Reference Equity on that date will be determined by the Calculation Agent. In determining the Closing Value for that Reference Equity on that date, the Calculation Agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market supplied by one or more third parties or internal sources including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market.
Delisting of, or Change in Law Affecting, ADRs; Termination of ADR Facility
If a Reference Equity is an ADR and that ADR is no longer listed or admitted to trading on a national securities exchange nor included in a successor to the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Reference Asset Issuer and the ADR depositary is terminated for any reason, then, on and after the date such ADR is no longer so listed or admitted to trading or the date of such termination, as applicable, the underlying ADR stock will be deemed to be that Reference Equity. The Closing Value of that Reference Equity will be expressed in U.S. dollars, converted using an applicable exchange rate determined by the Calculation Agent, the non-U.S. stock will be deemed to be such Reference Asset, and the Calculation Agent will make any required adjustment to the Applicable Value and thereafter will determine any amount payable on the Notes by reference to the non-U.S. stock and such adjusted terms.
If, however, a change in law occurs with respect to a Reference Equity that is an ADR then, on or prior to the change date, the Calculation Agent will instead select a substitute security in the manner described above under “— Unavailability of the Closing Value of a Reference Equity”, make any required adjustment to the Applicable Value and thereafter will determine any amount payable on the Notes by reference to the substitute security and such adjusted terms.
A “change in law” will occur with respect to a Reference Asset that is an ADR if due to (A) the adoption of or any change in any applicable law, regulation or order (including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change, announcement or statement of the formal or informal interpretation by any court, tribunal, regulatory or executive authority with competent jurisdiction of any applicable law, regulation or order, the direct or indirect sale, purchase, beneficial ownership, holding, or transfer of, or any other transaction or other dealing related to or derivative of, such Reference Asset or the shares underlying such Reference Asset by any class of eligible potential purchasers of the Notes, the Bank or any affiliate is prohibited or, after giving effect to any applicable liquidation, unwind or cure period, will be prohibited (such applicable date, the “change date”).
Adjustments to a Reference ETF
If a Reference ETF is de-listed from the relevant exchange, liquidated or otherwise terminated and is immediately re-listed or approved for trading on a Successor Exchange, then such Reference ETF will continue to be deemed the Reference ETF. If a Reference ETF is de-listed from the relevant exchange, liquidated or otherwise terminated and is not immediately re-listed or approved for trading on a Successor Exchange, then the Calculation Agent will select a successor ETF. A “successor ETF” will be an ETF that is listed or approved for trading on a major U.S. exchange or market and that the Calculation Agent determines is (1) most comparable to the discontinued Reference ETF, (2) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection and (3) is not subject to a hedging restriction (as described under “— Unavailability of the Closing Value of a Reference Equity” above).
If the Calculation Agent determines that no substitute ETF is available, then the Calculation Agent will calculate the appropriate Closing Value of one share of the affected Reference ETF (or successor ETF) by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate that of such Reference ETF (or discontinued successor ETF) immediately prior to such applicable event affecting such Reference ETF. If a successor ETF is selected or the Calculation Agent calculates the Closing Value of a discontinued Reference ETF (or discontinued successor ETF) by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the discontinued Reference ETF (or discontinued successor ETF), that successor ETF or computation methodology will be substituted for the discontinued Reference ETF (or discontinued successor ETF) for all purposes of the Notes.
If the Calculation Agent determines that no substitute ETF comparable to the original Reference ETF, or no appropriate computation methodology exists, then the Calculation Agent will deem the Closing Value of the original Reference ETF on the trading day immediately prior to its de-listing, liquidation or other termination to be the Closing Value of the original Reference ETF on every remaining trading day to, and including, any Valuation Date.
If at any time the Target Index or the constituents of a Reference ETF is changed in a material respect or the Reference ETF in any other way is modified so that the value of its shares do not, in the opinion of the Calculation Agent, fairly represent the value of the shares of the Reference ETF had those changes or modifications not been made, then, from and after that time, the Calculation Agent may make those calculations and adjustments as may be necessary in order to account for the economic effect of such changes or modifications and determine the Closing Value of the Reference ETF by reference to the value of the shares of the Reference ETF, as adjusted. The Calculation Agent also may determine that no adjustment is required by the modification of the method of calculation. Notwithstanding these alternative arrangements, the occurrence of any of the foregoing may adversely affect the market value of, and any amounts payable on, your Notes.
Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology
If an Index Sponsor discontinues publication of a Reference Index or an index comprising part of a Reference Index and that Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines (1) is most comparable to the discontinued Reference Index, (2) satisfies all regulatory standards applicable to equity- or index-linked securities at the time of such selection and (3) is not subject to a hedging restriction as described under “— Unavailability of the Closing Value of a Reference Equity” above as applied with respect to such successor index (such successor or substitute index being referred to in this section as a “successor index”), then the Closing Value will be determined by reference to the Closing Value of that successor index at the regular weekday close of trading on the applicable Valuation Date. To the extent necessary, the Calculation Agent will adjust the Applicable Value as necessary to ensure cross-comparability of the discontinued and successor index.
In this event, the Calculation Agent will provide written notice to the Trustee of these calculations and adjustments, and the Trustee will furnish written notice thereof, to the extent the Trustee is required to under the Indenture, to each Noteholder, or in the case of Global Notes, the depositary, as holder of the Global Notes.
If a successor index is selected by the Calculation Agent, that successor index will be used as a substitute for the original Reference Index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.
If an Index Sponsor discontinues publication of a Reference Index or an index comprising a part of a Reference Index prior to, and that discontinuance is continuing on, any Valuation Date and the Calculation Agent determines that no successor index is available at that time, then the Calculation Agent will determine the Closing Value of that Reference Index for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing value (or, if trading in the relevant underlying securities or components of the index have been materially suspended or materially limited, its estimate of the closing value that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each Reference Asset Constituent.
If at any time an Index Sponsor changes, in a material respect, the method of calculating the closing value for a Reference Index, an index comprising a part of a Reference Index or a successor index or an Index Sponsor otherwise modifies a Reference Index, an index comprising a part of a Reference Index or a successor index so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York City on the applicable Valuation Date, make such calculations and adjustments as, in the judgment of the Calculation Agent, may be necessary in order to arrive at a value of that index comparable to the value of that index had those changes or modifications not been made.  Accordingly, if the method of calculating an index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust the index in order to arrive at a value of that index as if it had not been modified (e.g., as if such split had not occurred).
Notwithstanding these alternative arrangements, the occurrence of any of the foregoing may adversely affect the market value of, and any amounts payable on, your Notes.
Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes
If the Calculation Agent substitutes a successor equity security, successor ETF or successor index, or otherwise affects or modifies a Basket Component, then the Calculation Agent will make any calculations and adjustments necessary in order to arrive at a basket comparable to the original Basket (including, without limitation, changing the percentage weights of the Basket Components) to account for those changes or modifications, and will calculate the amount payable on any payment date by reference to that basket or the successor basket (as described below), as adjusted.
In this event, the Calculation Agent will provide written notice to the Trustee of these calculations and adjustments, and the Trustee will furnish written notice thereof, to the extent the Trustee is required to under the Indenture, to each Noteholder, or in the case of Global Notes, the depositary, as holder of the Global Notes.
In the event of an adjustment described above, the resulting basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.
If the Calculation Agent determines that the available successor basket or basket components as described above do not fairly represent the value of the original Basket or Basket Components, as the case may be, then the Calculation Agent will determine the value of the applicable Basket Components or the Basket value for any Valuation Date as described under “— Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset”.
Notwithstanding these alternative arrangements, the occurrence of any of the foregoing may adversely affect the market value of, and any amounts payable on, your Notes.
Anti-Dilution Adjustments Relating to a Reference Equity
The Applicable Value will be specified in the applicable Pricing Supplement. The Calculation Agent will adjust the Applicable Value if any of the dilution events described below occurs with respect to a Reference Equity and the Calculation Agent determines that such event has a diluting or concentrative effect on the theoretical value of the Reference Equity. If your Notes are linked to a Basket comprised of Reference Equities, the terms of your Notes will be adjusted as deemed necessary by the Calculation Agent to equitably reflect the provisions set forth in this section; for example, depending upon the terms of your Notes, only the Initial Value of the relevant equity security or ETF may require adjustment, and only the relevant security would be replaced in the applicable Basket if so provided under “— Valuation of Distribution Property” below.
The Calculation Agent will adjust the Applicable Value as described below, but only if an event below under this section occurs with respect to the Reference Equity and only if the relevant event occurs during the period described under the applicable subsection. The Applicable Value will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the Reference Equity.
No such adjustments in this section will be required unless such adjustments would result in a change of at least 0.1% to the Applicable Value.
If more than one anti-dilution event requiring adjustment occurs with respect to the Applicable Value the Calculation Agent will adjust that Applicable Value for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Applicable Value for the first event, the Calculation Agent will adjust the Applicable Value for the second event, applying the required adjustment to the Applicable Value as already adjusted for the first event, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to the applicable Notes, that results solely from that event. The adjustments described herein do not cover all events that could affect the value of the Notes. Accordingly, the Calculation Agent may modify or make adjustments that differ from the anti-dilution adjustments as described herein or in the applicable Pricing Supplement as necessary to ensure an equitable result.
Notwithstanding these alternative arrangements, the occurrence of any of the foregoing may adversely affect the market value of, and any amounts payable on, your Notes.
Stock Splits and Stock Dividends
A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.
If the Reference Equity is subject to a stock split or receives a stock dividend, then the Calculation Agent will adjust the Applicable Value by dividing the prior Applicable Value – that is, the Applicable Value before the stock split or stock dividend – by the number equal to: (1) the number of shares of the Reference Equity outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the Reference Equity outstanding immediately before the stock split or stock dividend becomes effective. The Applicable Value will not be adjusted, however, unless:
•
in the case of a stock split, the first day on which the Reference Equity trades without the right to receive the stock split occurs after the Pricing Date and on or before the applicable Valuation Date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the Pricing Date and on or before the applicable Valuation Date.
The ex-dividend date for any dividend or other distribution with respect to the Reference Equity is the first day on which the Reference Equity trades without the right to receive that dividend or other distribution.
Reverse Stock Splits
A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.
If the Reference Equity is subject to a reverse stock split, then the Calculation Agent will adjust the Applicable Value by multiplying the prior Applicable Value by a number equal to: (1) the number of shares of the Reference Equity outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the Reference Equity outstanding immediately after the reverse stock split becomes effective. The Applicable Value will not be adjusted, however, unless the reverse stock split becomes effective after the Pricing Date and on or before the applicable Valuation Date.
Extraordinary Dividends
Any distribution or dividend on the Reference Equity determined by the Calculation Agent to be a distribution or dividend that is (i) announced by the issuer of the Reference Equity to be a special or extraordinary dividend or (ii) not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.
If any extraordinary dividend occurs with respect to the Reference Equity, the Calculation Agent will adjust the Applicable Value to equal the product of: (1) the prior Applicable Value times (2) a fraction, the numerator of which is the amount by which the Closing Value of the Reference Equity on the business day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the Closing Value of the Reference Equity on the business day before the ex-dividend date. The Applicable Value will not be adjusted, however, unless the ex-dividend date occurs after the Pricing Date and on or before the applicable Valuation Date.
The extraordinary dividend amount with respect to an extraordinary dividend for the Reference Equity equals:
•
for an extraordinary dividend that is in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Reference Equity minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Reference Equity; or

•	for an extraordinary dividend that is not in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.
To the extent an extraordinary dividend does not consist of cash, the value of the non-cash component will be determined by the Calculation Agent. A distribution on the Reference Equity that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Applicable Value only as described under “—Stock Splits and Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
If the Reference Asset Issuer issues transferable rights or warrants to all holders of the Reference Equity to subscribe for or purchase the Reference Equity at an exercise price per share that is less than the Closing Value of the Reference Equity on the business day before the ex-dividend date for the issuance, then the Calculation Agent may adjust the Applicable Value as the Calculation Agent determines appropriate to account for the economic effect of such issuance, and may reference, without limitation, any adjustment(s) to options contracts on the affected Reference Asset in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange
The Applicable Value will not be adjusted, however, unless the ex-dividend date described above occurs after the Pricing Date and on or before the applicable Valuation Date.
Reorganization Events
Each of the following is a “reorganization event” with respect to the Reference Equity:
•	the Reference Equity is reclassified or changed such that there is a transfer of or an irrevocable commitment to transfer all shares of the Reference Equity to another person or entity;
•
the Reference Equity has been subject to a consolidation, amalgamation, merger or binding share exchange in which the Reference Asset Issuer is not the continuing entity and which does not result in a reclassification or change of all outstanding shares;

•
any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of the Reference Equity (other than shares of the equity securities owned or controlled by that other entity or person);

•
any consolidation, amalgamation, merger or binding share exchange of the Reference Asset Issuer or its subsidiaries with or into another entity in which the Reference Asset Issuer is the continuing entity and which does not result in a reclassification or change of all outstanding shares of the Reference Equity but results in the outstanding shares (other than shares owned or controlled by that other person or entity) immediately prior to such event collectively representing less than 50% of the outstanding shares following that event;

•
the Reference Asset Issuer or any Successor Entity effects a spin-off — that is, issues to all holders of the Reference Equity securities of another issuer, other than as part of an event described in the preceding bullet points; or

•	the Reference Asset Issuer or any Successor Entity is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law.
Valuation of Distribution Property
If a reorganization event occurs with respect to the Reference Equity, then the Calculation Agent will determine the applicable Closing Value on each Valuation Date so as to equal the value of any property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of the Reference Equity, as the Reference Equity existed before the date of the reorganization. We refer to any property distributed in a reorganization event as the “distribution property”, a term we describe in more detail below. The Calculation Agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the Pricing Date and on or before the applicable Valuation Date.
If the Calculation Agent determines that a commercially reasonable result cannot be achieved by valuing the distribution property, then the Calculation Agent will instead substitute another stock for that Reference Equity using the same criteria as described under “— Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity” above.
For the purpose of making a determination required by a reorganization event, the Calculation Agent will determine the value of each type of distribution property. For any distribution property consisting of a security, the Calculation Agent will use the Closing Value for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines to be appropriate. If a holder of the Reference Equity may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent.
If a reorganization event occurs and the Calculation Agent adjusts the Closing Value of the Reference Equity on a Valuation Date to equal the value of the distribution property distributed in the event, as described above, the Calculation

Agent will make further determinations for later events that affect the distribution property considered in determining the Closing Value. The Calculation Agent will do so to the same extent that it would make determinations if the Reference Equity were outstanding and were affected by the same kinds of events.
For example, if the Reference Asset Issuer merges into another company and each share of the Reference Equity is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each Valuation Date the Closing Value of a share of the Reference Equity will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of such Closing Value to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “— Anti-Dilution Adjustments Relating to a Reference Equity” or as described above in this “— Reorganization Events” section as if the common shares were the Reference Equity. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Value.
When we refer to distribution property, we mean any cash, securities and other property distributed in a reorganization event in respect of the Reference Equity or in respect of whatever securities whose value determines the Closing Value on a Valuation Date if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes the Reference Equity in respect of which the distribution is made.
If a reorganization event occurs and the Calculation Agent does not substitute another stock for the Reference Equity, the distribution property distributed in the event will be substituted for the Reference Equity as described above. Consequently, in this Product Supplement, when we refer to the Reference Equity, we mean any distribution property that is distributed in a reorganization event in respect of the Reference Equity. Similarly, when we refer to the Reference Asset Issuer, we mean any successor entity in a reorganization event.
Non-U.S. Distribution Property
If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) on a Valuation Date, the Calculation Agent will convert the closing price of such non-U.S. securities as of the relevant date of determination into U.S. dollars using an applicable exchange rate determined by the Calculation Agent.
Share-for-Cash Events and Issuer Merger Events
If (i) a reorganization event occurs with respect to a Reference Equity and the relevant distribution property consists solely of cash (a “share-for-cash event”) or (ii) a Reference Asset Issuer or any successor entity becomes subject to a merger or consolidation with the Bank or any of its affiliates (an “issuer merger event”), the Calculation Agent may select a successor equity security (as defined under “— Unavailability of the Closing Value of a Reference Equity") to replace such Reference Equity that is affected by any such share-for-cash event or issuer merger event (the “original Reference Equity”) after the close of the principal trading session on the trading day that is on or immediately following the announcement date of such share-for-cash event or issuer merger event, as applicable. The successor equity security will be deemed to be the relevant Reference Equity and the Calculation Agent will make any required adjustment to the Applicable Value and thereafter will determine any amount payable on the Notes by reference to the successor equity security and such adjusted terms. If the successor equity security is issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the successor equity security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above.
Upon the occurrence of a share-for-cash event or an issuer merger event, if the Calculation Agent determines that no successor equity security comparable to the original Reference Equity exists, then the Calculation Agent will deem the Closing Value of the original Reference Equity on the trading day immediately prior to the announcement date of the share-for-cash event or issuer merger event, as applicable, to be the Closing Value of the Reference Equity on each remaining trading day to, and including, any Valuation Date.
Adjustments Relating to ADRs
If a Reference Equity is an ADR, the Calculation Agent will consider whether (1) the holders of the ADR are eligible to participate in the event otherwise requiring adjustment and (2) whether the Reference Asset Issuer or depositary for the ADR has adjusted the number of common shares of the Reference Asset Issuer represented by each share of the ADR so that the market price of the ADR would not be affected by the event in question. For example, if a spin‑off occurs and the ADR represents both the spun‑off security as well as the existing Reference Equity, the Calculation Agent may determine not to effect the anti‑dilution adjustments set forth in this section. If the Calculation Agent determines that the holders of the ADR are eligible to participate and the Reference Asset Issuer or depositary have not made an adjustment, or such adjustment does not accurately account for such event, then the Calculation Agent will adjust the Relevant Price in a manner consistent with this section.

If the Reference Asset Issuer or the depository for the ADRs, in the absence of any of the events described in this section, elects to adjust the number of common shares of the Reference Asset Issuer represented by each share of the ADR, then the Calculation Agent may make the appropriate anti‑dilution adjustments to reflect such change. The depository for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depository, the Calculation Agent may adjust the Applicable Value and make any other applicable determinations relating to the Notes as the Calculation Agent determines appropriate to account for that event.
Payment of Additional Amounts
Unless otherwise specified in the applicable Pricing Supplement we will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future tax, levies, imposts, duties, assessment or other governmental charges (including penalties, interest and other liabilities related thereto) imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax (hereinafter “Canadian taxes”), unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of Canadian taxes from any payment made under or in respect of the Notes, we will pay to each holder of such notes as additional interest, such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required, except as described below.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an “Excluded Holder”, in respect of the beneficial owner thereof:
(i)
with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or which is entitled to the payment in respect of a debt or other obligation to pay an amount to a person with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is a “specified shareholder” of the Bank, or which does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” of the Bank as defined in subsection 18(5) of the Income Tax Act (Canada);

(iii)
which is subject to such Canadian taxes by reason of the holder of beneficial owner being a resident domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection presently or formerly with Canada or any province or territory thereof otherwise than the mere holding of Notes or the receipt of payments thereunder;

(iv)
which is subject to such Canadian taxes by reason of the holder’s or beneficial owner’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian taxes (provided that the Bank advises the trustees and the holders of such Notes then outstanding of any change in such requirements);

(v)	with respect to any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;
(vi)
which is subject to such Canadian taxes by reason of the legal nature of the holder or beneficial owner disentitling such holder or beneficial owner to the benefit of an applicable treaty if and to the extent that the application of such treaty would have resulted in the reduction or elimination of any Canadian taxes as to which additional amounts would have otherwise been payable to the holder;

(vii)
which failed to duly and timely comply with a timely request by us to provide information, documents, certification or other evidence concerning the holder’s or beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Canadian taxes as to which additional amounts would have otherwise been payable to a recipient or beneficial owner but for this clause;

(viii)
which is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that the Canadian taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Notes.

(ix)
which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or
(b)
if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the Indenture; or

(x)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

In addition, no Additional Amounts will be payable on account of:
(i)	any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Bank or the Paying Agent from the payment;
(ii)
any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(iii)
any tax, assessment or other governmental charge imposed under any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986; or

(iv)	any combination of any of the foregoing exceptions.
For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any Canadian tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes.
We will also make such withholding or deduction in respect of taxes and remit the full amount deducted or withheld to the relevant Canadian authority in accordance with applicable law. We will furnish to the Trustee, within 60 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee. We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount  (excluding any additional amounts that have previously been paid by the Bank with respect thereto) of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any taxes on such holder’s net income or capital.
In any event, no Additional Amounts or indemnity amounts will be payable under the provisions described above in respect of any Note in excess of the Additional Amounts and the indemnity amounts which would be required if, at all relevant times, the holder of such Note were a resident of the United States for purposes of and was entitled to the benefits of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto. As a result of the limitation on the payment of Additional Amounts and indemnity amounts discussed in the preceding sentence, the Additional Amounts or indemnity amounts received by certain holders of Notes may be less than the amount of Canadian taxes withheld or deducted or the amount of Canadian taxes (and related amounts) levied or imposed giving rise to the obligation to pay the indemnity amounts, as the case may be, and, accordingly, the net amount received by such holders of the Notes will be less than the amount such holders would have received had there been no such withholding or deduction in respect of Canadian taxes or had such Canadian taxes (and related amounts) not been levied or imposed.
For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences”.

Tax Redemption
Unless otherwise specified in the applicable Pricing Supplement, the Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:
•
as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation; (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (iii) any amendment to, clarification of, or change (including any announced prospective change) in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of issuance of the notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that the Bank is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid up capital with respect to the notes (including the treatment by the Bank of interest on the Notes) or the treatment of the Notes, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority;

•
as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date specified in the applicable Pricing Supplement (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes; or

•
on or after the Pricing Date specified in the applicable Pricing Supplement (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such change, amendment, application, interpretation or action is applied to the Notes by the taxing authority and that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).
In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the Trustees a certificate, signed by an authorized officer, stating (i) that the Bank is entitled to redeem such Notes pursuant to their terms and (ii) the Principal Amount of the Notes to be redeemed.
Notice of intention to redeem such Notes will be given to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Default Amount on Acceleration
Unless otherwise specified in the applicable Pricing Supplement, in case an Event of Default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable on the Notes upon any acceleration of the Notes will be determined by the Calculation Agent and the default amount for your Notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:
•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the Trustees of your Notes in preparing any documentation necessary for this assumption or undertaking.
During the default quotation period for your Notes, described below, the Trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest or, if there is only one, the only quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
Default Quotation Period
The default quotation period is the period beginning on the day the default amount first becomes due (the “due day”) and ending on the third business day after that day, unless:
•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the due day as described above.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
Qualified Financial Institutions
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:
•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of the Debt Securities We May Offer — Events of Default” in the Prospectus.
Role of Calculation Agent
The Calculation Agent will make all determinations regarding the Closing Value of the Reference Asset, trading days, business days, market disruption events, the default amount, and any amounts payable on your Notes. All determinations made by the Calculation Agent shall be made in its sole discretion and, absent manifest error, will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations or confirmations made by the Calculation Agent.
Our affiliate, Scotia Capital Inc., is currently serving as the Calculation Agent for the Notes, unless otherwise specified in the applicable Pricing Supplement. We may change the Calculation Agent for your Notes at any time without notice and the Calculation Agent may resign as Calculation Agent at any time upon 60 days’ written notice to us.

USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the Prospectus Supplement under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.
In anticipation of the sale of the Notes, we or our affiliates expect, but are not required to, enter into hedging transactions involving purchases of securities, commodities, indices or other assets included in or linked to the Reference Asset and/or listed and/or over-the-counter derivative instruments linked to the Reference Asset prior to or on the Pricing Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:
•	acquire or dispose of the Reference Equity or, for a Reference ETF or Reference Index, the Reference Asset Constituents;
•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the value of the Reference Asset or the Reference Asset Constituents; or
•	any combination of the above two.
We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We or our affiliates may close out our or their hedge on or before any Valuation Date. That step may involve sales or purchases of the instruments described above.
The hedging activity discussed above may adversely affect the market value of, and any amount payable on, the Notes from time to time. See “Additional Risk Factors Specific to the Notes — Risks Relating to Hedging Activities and Conflicts of Interest — Trading and Other Transactions by the Bank, the Agents or our or their Affiliates in the Reference Asset or any Reference Asset Constituents, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes” and “— The Business Activities of the Bank, the Agents or our or their Affiliates May Create Conflicts of Interest” in this Product Supplement for a discussion of these adverse effects.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES
In the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to the Bank, the following is a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, Notes, including entitlement to all payments thereunder, pursuant to the initial offering by the Bank made in connection with the original issuance of Notes and who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Act”) is not, and is not deemed to be, resident in Canada, deals at arm’s length with the Bank and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of Notes, does not use or hold Notes in a business carried on in Canada, and is not a “specified non-resident shareholder” of the Bank for purposes of the Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (as defined in subsection 18(5) of the Act) of the Bank (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer carrying on an insurance business in Canada and elsewhere.
This summary is based upon the current provisions of the Act and an understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposals”) and assumes that all Proposals will be enacted in the form proposed. However, no assurances can be given that the Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account any changes in law or administrative practices or assessing policies, whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.
This summary assumes that no interest paid on the Notes will be in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s length, within the meaning of the Act.
This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult their own tax advisors with regard to their own particular circumstances.
Interest paid or credited or deemed for purposes of the Act to be paid or credited on a Note (including any amount paid at maturity in excess of the Principal Amount and interest deemed to be paid on the Note in certain cases involving the assignment, deemed assignment or other transfer of a Note to the Bank or any other resident or deemed resident of Canada) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (“Participating Debt Interest”) subject to certain exceptions. Unless otherwise specified in the applicable Pricing Supplement, no portion of the interest paid or credited or deemed to be paid or credited on a Note will be Participating Debt Interest. Any conclusion that interest paid or credited or deemed to be paid or credited on a Note will not be Participating Debt Interest will be based in part on the published administrative position of the CRA.
No other Canadian federal taxes on income or gains will be payable by a Non-Resident Holder on interest or principal, or on proceeds received by a Non-Resident Holder on the disposition of a Note, including on a redemption, payment on maturity, repurchase or purchase for cancellation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how the Notes should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the IRS. The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the Notes and does not purport to be a complete analysis of all tax consequences relating to the Notes. This summary is based upon the Code, final, temporary and proposed Treasury regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable Pricing Supplement may contain a further discussion of the U.S. federal income tax consequences applicable to certain Notes. Any summary of the U.S. federal income tax considerations contained in the applicable Pricing Supplement supersedes the following summary to the extent it is inconsistent therewith. Prospective purchasers of the Notes are urged to read the discussion below in addition to any discussion in the applicable Pricing Supplement relating to the Notes and to consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes.
This discussion applies to you only if you acquire your Notes upon initial issuance and hold your Notes as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,
•	a financial institution or a bank,
•	a regulated investment company (a “RIC”) or a real estate investment trust (a “REIT”) or a common trust fund,
•	a life insurance company,
•
a tax-exempt organization or an investor holding the Notes in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

•
a person that owns the Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or any Reference Asset,

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or
•	taxpayers subject to special tax accounting rules under Section 451(b) of the Code.
If you are considering the purchase of a Note, you should consult your tax advisor concerning the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.
Except as otherwise noted under “non-U.S. holders” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Note and you are: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).
If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

Section 1297. In addition, we will not attempt to ascertain whether any Reference Asset Issuer or any Reference Asset Constituent Issuer would be treated as a passive foreign investment company (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.
U.S. Tax Treatment
Notes Treated as Contingent Payment Debt Instruments.
If an offering of Notes does not subject investors to a significant risk of that they will lose a significant amount of their investment in the Notes, such Notes may be treated as contingent payment debt instruments (“CPDI”). For any offering Notes treated as CPDI, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as CPDI subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.
In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.
The adjusted issue price at the beginning of each accrual period is generally equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder.
In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. For any Notes treated as CPDI, we will determine the comparable yield for the Notes and the projected payment at maturity per Note and provide those values in the applicable Pricing Supplement.
A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a Note.
If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.
In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.
A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the public offering price should consult their tax advisors regarding these adjustments.
U.S. holders should consult their tax advisors with respect to the application of the CPDI provisions to the Notes.
Notes Treated as Prepaid Derivatives or Prepaid Forwards
If an offering of Notes does not subject investors to a significant risk of that they will lose a significant amount of their investment in the Notes, such Notes may be treated as prepaid derivatives or prepaid forwards with respect to the Reference Asset or Basket and the terms of such Notes will require you and us (in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, subject to the discussions below under “— Notes Treated as Income-Bearing Prepaid Derivatives or Prepaid Forwards” and “— Notes Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, and the “constructive ownership” rules (discussed below under “— Section 1260”), U.S. holders should generally not accrue any income with respect to the Notes during the term of the Notes until a taxable disposition of the Notes and should generally recognize gain or loss upon such taxable disposition of their Notes in an amount equal to the difference between the amount they receive at such time and their tax basis in the Notes. In general, a U.S. holder’s tax basis in their Notes will be equal to the amount paid for their Notes. Subject to the discussion below of the “constructive ownership” rules, such recognized gain or loss should generally be long-term capital gain or loss if a U.S. holder has held their Notes for more than one year and otherwise should be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.
It is possible that the IRS could assert that a U.S. holder’s holding period in respect of the Notes should end on the date on which the amount it is entitled to receive upon maturity or Early Redemption of the Notes is determined, even though no amounts will be received from the Bank in respect of such Notes prior to their maturity or Early Redemption. In such case, a U.S. holder may be treated as having a holding period in respect of its Notes ending prior to their Maturity Date or Early Redemption, and such U.S. holder’s holding period may be treated as less than one year even if such U.S. holder receives cash on the Maturity Date or Early Redemption of the Notes at a time that is more than one year after the beginning of such U.S. holder’s holding period.
Except to the extent otherwise required by law or specified in the applicable Pricing Supplement, we intend to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Notes Treated as Income-Bearing Prepaid Derivatives or Prepaid Forwards
If the Notes provide for a fixed coupon, consistent with the tax characterization set forth above under “— U.S. Tax Treatment”, a U.S. holder should generally realize gain or loss on the taxable disposition of the Notes in an amount equal to the difference between the amount realized (other than pursuant to a coupon or any amount attributable to any accrued but unpaid coupon) at such time and its tax basis in the Notes. A U.S. holder’s tax basis in the Notes should generally be the price paid for the Notes. Subject to the discussion on the “constructive ownership” rules (discussed below under “— Section 1260”), such recognized gain or loss should generally be long-term capital gain or loss if the Notes have been held for more than one year and otherwise should be short-term capital gain or loss. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received upon the taxable disposition of the Notes that could be attributed to an accrued but unpaid coupon could be treated as ordinary income. U.S. holders should consult their tax advisors regarding this risk.
We intend to treat coupons paid on the Notes (including any coupons paid on or with respect to the scheduled expiration date) as ordinary income includable in income in accordance with each holder’s regular method of accounting for U.S. federal income tax purposes.
Notes Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons
If the Notes provide for Contingent Coupons, consistent with the tax characterization set forth above under “— U.S. Tax Treatment”, a U.S. holder should generally realize gain or loss on the taxable disposition of the Notes in an amount equal to the difference between the amount realized (other than pursuant to a Contingent Coupon or any amount attributable to any accrued but unpaid Contingent Coupon) at such time and its tax basis in the Notes. A U.S. holder’s tax basis in the Notes should generally be the price paid for the Notes. Subject to the discussion on the constructive ownership rules (discussed below under “— Section 1260”), such recognized gain or loss should generally be long-term capital gain or loss if the Notes have been held for more than one year and otherwise should be short-term capital gain or loss. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received upon the taxable disposition of the Notes that could be attributed to an expected Contingent Coupon could be treated as ordinary income. U.S. holders should consult their tax advisors regarding this risk.
Although the tax treatment of the Contingent Coupons is unclear, we intend to treat such Contingent Coupons (including any Contingent Coupon paid on or with respect to the scheduled expiration date of the Notes) as ordinary income includable in income in accordance with each U.S. holder’s regular method of accounting for U.S. federal income tax purposes.
Notice 2008-2
In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed below) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Section 1260
If a Note references a Reference Equity, or Reference Index with a Reference Asset Constituent, that is treated as equity in a RIC (or a “trust”) such as certain trusts, certain ETFs, a REIT, a PFIC, a partnership (including a master limited partnership), or other “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the “constructive ownership” rules of Section 1260 of the Code may apply, in which case the tax consequences of a taxable disposition of the Notes could be materially and adversely affected. Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. holder in respect of such Notes will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any “Excess Gain” to the extent such gain would have resulted in a gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of the taxable disposition). In the case of Notes referencing a pass-thru entity containing gold and/or silver, if Section 1260 of the Code were to apply to the Notes, any long-term capital gain recognized with respect to the Notes that is not recharacterized as ordinary income would be subject to tax at a special 28% maximum rate that is applicable to “collectibles”. There exists a risk that an investment in Notes that are linked to shares of an ETF, PFIC, REIT, RIC or other “pass-thru” entity or to a Basket that contains shares of an ETF, PFIC, REIT, RIC or other “pass-thru entity” could be treated as a “constructive ownership transaction”. Furthermore, depending on the precise terms of a particular offering of Notes that reference an ETF, PFIC, REIT or other “pass-thru entity”, the risk may be substantial that an investment in such Notes would be treated as a “constructive ownership transaction”, and that all or a portion of any long-term capital gain recognized with respect to such Notes could be recharacterized as ordinary income (or, in the case of a pass-thru entity containing gold and/or silver, subject to a special 28% maximum tax rate that is applicable to “collectibles”) and subject to an interest charge.
If such treatment applies, it is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note would be recharacterized as ordinary income and subject to the interest charge described above, in part because it is not clear how the “net underlying long-term capital gain” would be computed in respect of a Note.
Because the application of the constructive ownership rules to the Notes is unclear, U.S. holders are urged to consult their tax advisors regarding the potential application of those rules to an investment in the Notes.
Alternative Treatments
Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the IRS could seek to characterize your Notes in a manner that results in tax consequences to you that are materially different from those described above and could materially and adversely affect the timing and/or character of income or loss with respect to the Notes.
Contingent Payment Debt Instrument. If the Notes have a term that is more than one year, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the taxable disposition of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and, thereafter, would be capital loss.

Contingent Short-Term Debt Instrument. Similarly, if the Notes have a term of one year or less, it is possible that the Notes could be treated as single contingent short-term debt instruments. However, there are no specific rules that govern this type of instrument, and therefore, if the Notes were characterized as single contingent short-term debt instruments, the U.S. federal income tax treatment of the Notes would not be entirely clear.
Other Alternative Treatments. The IRS could also possibly assert that (i) you should be treated as owning the Reference Asset, any Basket Components or any Reference Asset Constituents, (ii) any gain or loss that you recognize upon the taxable disposition of the Notes should be treated as ordinary gain or loss or short-term capital gain or loss, (iii) you should be required to accrue interest income over the term of your Notes, (iv) you should be required to include in ordinary income an amount equal to any increase in the Reference Asset, any Basket Components or any Reference Asset Constituent that is attributable to ordinary income that is realized in respect of the Reference Asset, any Basket Components or any Reference Asset Constituent, such as interest, dividends or net-rental income or (v) you should be required to recognize taxable gain upon a rollover, rebalancing or change, if any, of any Reference Asset Constituent. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.
In the case of bearish Notes, the IRS could also possibly assert that you should be treated as entering into a short sale of the Reference Asset or any Reference Asset Constituent, in which case any gain or loss on such short sale could be short-term gain or loss, regardless of the holding period of the Notes. It is also possible that the IRS might assert that any gain or loss that you recognize on the taxable disposition of the Notes should be ordinary income or you should recognize gain or loss upon any change or rebalancing of the Reference Asset Constituents.
Medicare Tax on Net Investment Income
U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Information Reporting with respect to Foreign Financial Assets
U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Treasury Regulations Requiring Disclosure of Reportable Transactions
Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of Notes.
Backup Withholding and Information Reporting
The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed and fully completed applicable IRS Form W-8, you will generally establish an exemption from backup withholding.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders
For purposes of this discussion, you are a non-U.S. holder if you are the beneficial owner of the Notes and are, for U.S. federal income tax purposes: (i) a non-resident alien individual; (ii) a non-U.S. corporation; or (iii) an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Notes.
Subject to Section 871(m) of the Code and FATCA, discussed below, we generally expect to treat payments made to a non-U.S. holder upon the taxable disposition of the Notes as exempt from U.S. withholding tax and from generally applicable information reporting and backup withholding requirements with respect to payments on the Notes if (i) the non-U.S. holder complies with certain certification and identification requirements as to its non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8 and (ii) in the case of Notes wholly or partially treated as indebtedness, such non-U.S. holder is unrelated to us, is not a bank and the interest is not contingent within the meaning of Section 871(h)(4) of the Code.
In general, gain realized on a taxable disposition of the Notes by a non-U.S. holder will not be subject to U.S. federal income tax, unless:
•	the gain with respect to the Notes is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;
•
the non-U.S. holder is a nonresident alien individual who holds the Notes as a capital asset and is present in the U.S. 183 days or more during the taxable year of such taxable disposition (including but not limited to disposition by sale, exchange, redemption, or repayment of principal at maturity ) and certain other conditions are satisfied; or

•	the non-U.S. holder has certain other present or former connections with the U.S.
If the gain realized on the taxable disposition of the Notes by the non-U.S. holder is described in any of the preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.
Notwithstanding the above, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment of the Notes. The risk that payments on the Notes could be subject to U.S. withholding tax is higher for “Notes Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” and other Notes providing for the payment of interest during their term. Further, if we (and/or the applicable withholding agent) determine that there is a material risk that we will be required to withhold on any payments on the Notes, we may withhold on any such payments to a non-U.S. holder at a 30% rate, unless such non-U.S. holder has provided us (and/or the applicable withholding agent) with (i) a valid IRS Form W-8ECI or (ii) a valid IRS Form W-8BEN or W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If we (and/or the applicable withholding agent) elect to withhold and such non-U.S. holder has provided us with a valid applicable IRS Form W-8 claiming tax treaty benefits that reduce or eliminate withholding, we may nevertheless withhold up to 30% on any payments if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.
In addition, as described above under “— Notice 2008-2”, the IRS released a notice that may affect the taxation of holders of Notes treated as prepaid derivatives or prepaid forward contracts, and similar derivatives. According to Notice 2008-2 the IRS and the Treasury are actively considering whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals. Non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
We will not pay any additional amounts on account of any withholding tax discussed herein.
Section 897. We will not attempt to ascertain whether any Reference Asset Issuer or any Reference Asset Constituent Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) or whether the Notes should be treated as “United States real property interests” (“USRPIs”), each as defined in Section 897 of the Code. If any such issuer and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as USRPHC and/or the Notes as USRPIs.
Section 871(m). The Treasury has issued regulations under which a 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more U.S.-source dividend-paying equity securities or indices comprised of U.S.-source dividend paying equity securities (an “871(m) Specified ELI”). The withholding tax can apply even if the 871(m) Specified ELI does not provide for payments that reference dividends. Under these regulations, the withholding tax generally will apply to 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) issued (or reissued, as discussed below) on or after January 1, 2019, but will also apply to certain 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) that have a delta of one (“Delta-One Specified ELIs”) issued (or reissued, as discussed below) on or after January 1, 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not Delta-One Specified ELIs and are issued before January 1, 2023.

The 30% withholding tax may also apply if the Notes are deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent or the Notes, and following such occurrence the Notes could be treated as Delta-One Specified ELIs that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other Section 871(m) tax could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, non-U.S. holders are urged to consult their tax advisors regarding the potential application of Section 871(m) of the Code to the Notes (including in the context of their other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes, if any) and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. Notes may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Notes at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation
In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders instruments similar to the Notes that were purchased after the bill was enacted to accrue interest income over the term of such instruments even if such instruments provide that there may be no interest payments over their term.
Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. Holders are urged to consult their tax advisors regarding the possible changes in law and their possible impact on an investment in the Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including possible application of Section 1260 of the Code, alternative treatments and the issues presented by Notice 2008-2), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Reference Asset Issuer).

CERTAIN ERISA CONSIDERATIONS
Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.
In addition, we, the Agents, and certain of our or their respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of Section 4975 of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest or a disqualified person, unless the Notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.
Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the Notes. Those exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions with a person that is a party in interest or disqualified person solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).
Because we and the Bank each may be considered a party in interest or disqualified person with respect to many Plans, the Notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of or with the assets of any Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not and will not be a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with plan assets of any Plan or any plan subject to similar laws or (b) its purchase, holding, and disposition will not constitute or result in a non-exempt prohibited transaction due to the application of a statutory or administrative exemption or such purchase, holding, and disposition will not otherwise be prohibited under ERISA or Section 4975 of the Code or a violation of any similar laws.
Further, any person acquiring or holding the Notes on behalf of any Plan or with any Plan assets shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA and/or Section 4975(f)(10) of the Code in connection with the transaction or any redemption of the Notes, (y) none of us or any Agent directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and/or Section 4975 of the Code and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.
The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.
In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the Notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that (a) none of us, the Agents or any of our or their respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any similar laws) with respect to the acquisition, holding or disposition of the Notes, or as a result of any exercise by us or our affiliates of any rights in connection with the Notes, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the Notes and the transactions contemplated with respect to the Notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the Notes is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such Notes and not a fiduciary to such purchaser. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar laws applicable to governmental or church plans, as described above.
This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
With respect to each Note to be issued, the Bank will agree to sell to SCUSA, and/or such other agent(s) specified in the applicable Pricing Supplement, and such agent(s) will agree to purchase from the Bank, the Principal Amount of the Note specified, at the price, and will receive the underwriter’s commission specified under “Net proceeds to the issuer”, in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, SCUSA intends to resell each Note it purchases at the original issue price specified in the applicable Pricing Supplement. In the future, SCUSA or one of our other affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution (Conflicts of Interest)” in the Prospectus Supplement and “Plan of Distribution (Conflicts of Interest)” in the Prospectus.
To the extent the Agents resell Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended.
Conflicts of interest
Because SCUSA is an affiliate of the Bank, SCUSA has a “conflict of interest” as defined in FINRA Rule 5121. In addition, the Bank will receive the net proceeds from an initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, any such offering is being conducted in compliance with the provisions of Rule 5121. Neither SCUSA nor any other agent is permitted to sell notes in any such offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
Sales Outside of the United States
The Notes have not been and will not be registered for sale to the public in any jurisdiction other than the United States where registration for such purpose is required. The Notes are intended for distribution to investors in the United States and may not be distributed outside of the United States unless in compliance with all applicable laws and regulations in effect in any applicable jurisdiction. Any Agent or distributor that sells Notes to investors outside of the United States will be deemed to agree that it has complied with all such applicable laws and regulations in connection with such sales.
Prohibition of Sales to Canadian Investors
This Product Supplement does not constitute an offer of the Notes, directly or indirectly, in Canada or to residents of Canada. The Notes will not be qualified for sale under the securities laws of any province or territory of Canada.
Prohibition of Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom the applicable Pricing Supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). The applicable Pricing Supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which the applicable Pricing Supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. The applicable Pricing

Supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.